UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Entergy Corporation
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Entergy Corporation
639 Loyola Avenue
New Orleans, LA  70113

Notice of Annual Meeting of Shareholders

New Orleans, Louisiana
March 19, 2007

To the Shareholders of ENTERGY CORPORATION:

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
Date:	Friday, May 4, 2007
Time:	10:00 am
Place:	The Woodlands Conference Center 2301 North Millbend Drive The Woodlands, Texas 77380-1360

MATTERS TO BE VOTED ON
1.	Election of directors

2.	Ratification of selection of Deloitte & Touche LLP as independent registered public accountants for 2007

3.	Shareholder Proposal Relating to Political Contribution Policy

4.	Shareholder Proposal Relating to Limitations on Management Compensation

/s/ Robert D. Sloan

Robert D. Sloan
Executive Vice President, General Counsel & Secretary

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING	1
INFORMATION ABOUT ANNUAL MEETING	3
CORPORATE GOVERNANCE	6
Board of Directors	6
Director Independence	6
Board Committees	7
Corporate Governance Principles and Practices	11
SHAREHOLDER COMMUNICATION POLICY	13
NOMINATION OF DIRECTORS	13
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	14
COMPENSATION DISCUSSION AND ANALYSIS	14
PERSONNEL COMMITTEE REPORT	24
EXECUTIVE COMPENSATION TABLES	25
Summary Compensation	25
2006 Grants of Plan-Based Awards	26
2006 Outstanding Equity Awards at Fiscal Year End	27
2006 Options Exercises and Stock Vested	29
2006 Pension Benefits	30
2006 Nonqualified Deferred Compensation	32
Potential Payments Upon Termination or Change in Control	33
2006 NON-EMPLOYEE DIRECTOR COMPENSATION	44
PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	46
TRANSACTIONS WITH RELATED PERSONS	46
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	47
COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	48
AUDIT COMMITTEE REPORT	49
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	50
MATTERS REQUIRING SHAREHOLDER ACTION	51
Item 1 - Election of Directors	51
Item 2 - Ratification of Selection of Deloitte & Touche LLP as Independent Registered Public Accountants for 2007	55
Item 3 - Shareholder Proposal Relating to Political Contribution Policy	56
Item 4 - Shareholder Proposal Relating to Limitations on Management Compensation	57
SHAREHOLDER PROPOSALS FOR 2008 MEETING	58

PROXY STATEMENT

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Entergy Corporation for our 2007 Annual Meeting of Shareholders and for any adjournment or postponement of the meeting ("Annual Meeting"). In this proxy statement, we refer to Entergy Corporation as "Entergy," "the Company," "we," "our" or "us."

We are holding the Annual Meeting at The Woodlands Conference Center 2301 North Millbend Drive, The Woodlands, Texas, at 10:00 a.m. We intend to mail this proxy statement and a proxy card to shareholders starting on or about March 19, 2007.

INFORMATION ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 6, 2007 can vote their shares at the Annual Meeting. On that date, we had 198,188,849 common shares outstanding and entitled to vote. Each common share is entitled to one vote on each matter properly brought before the meeting.

Do I need a ticket to attend the Annual Meeting?

No. If you are a shareholder of record, you need only present a form of personal identification to be admitted to the meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record, you must present proof of stock ownership, such as a bank or brokerage account statement, together with a form of personal identification to be admitted to the meeting. If your shares are held in an employee savings plan, you must present your employee identification badge.

What is the difference between owning shares as a shareholder of record and as a beneficial owner?

You may own common shares in one of the following ways:

  directly in your name as the shareholder of record;
  indirectly through a broker, bank or other holder of record in "street name;" or indirectly in one of the Company's qualified employee savings plans ("Savings Plans").

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, to give your voting instructions by telephone or by the Internet, or to vote in person at the meeting. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. If your shares are held in one of the Savings Plans, see "How do I vote shares held under the Savings Plan?" below.

How do I vote?

Your vote is important. We encourage you to vote promptly. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Tuesday, May 1, 2007 for shares held in Savings Plans and through 11:59 p.m. Eastern Time on Thursday, May 3, 2007 for all other shares. You may vote in one of the following ways:

By Telephone. If you are located in the United States or Canada, you can vote your shares by calling the toll-free telephone number on your proxy card or in the instructions that accompany your proxy materials. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return your proxy card or your voting instruction form.

By Internet. You can also vote your shares by the Internet. Your proxy card indicates the Web site you may access for Internet voting. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you hold your shares in street name, please follow the Internet voting instructions that accompany your proxy materials. If you vote by the Internet, you do not need to return your proxy card or your voting instruction form.

By Mail. If you are a holder of record, you can vote by marking, dating, and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

At the Annual Meeting. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting.

All shares that have been properly voted and not revoked will be voted at the meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

What if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

  written notice to the Secretary of the Company;
  timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
  voting by ballot at the Annual Meeting.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I vote shares held under the Savings Plans?

If you participate in one of the Company's Savings Plans, your proxy card includes the number of shares credited to your account under that plan as of the record date.  To allow sufficient time for the trustee to vote, the trustee must receive your voting instructions by 11:59 p.m. Eastern Time, on Tuesday, May 1, 2007.  If the trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from the other participants who did vote, except as may be otherwise required by law.

Is my vote confidential?

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, unless we must disclose them for legal reasons. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspectors of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

What are the voting requirements to elect directors and approve each of the proposals discussed in this Proxy Statement?

Quorum. We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the meeting, either in person or by proxy. Abstentions and "broker non-votes" (see below) are counted as present and entitled to vote for purposes of determining a quorum.

Votes Required for Proposals. To elect directors and adopt the other proposals, the following proportion of votes is required:

  Directors. In the election of directors, each director will be elected by the vote of the majority of votes cast with respect to that director nominee. A majority of votes cast means that the number of votes cast "FOR" a nominee's election must exceed the number of votes cast "AGAINST" such nominee's election. A director who fails to receive a majority FOR vote will be required to tender his or her resignation to the Board of Directors for consideration. For additional information, see the "Corporate Governance - Corporate Governance Principles and Practices - Majority Voting in Director Elections."
  Independent Registered Public Accountants. To ratify the selection of our independent registered public accountants, we must receive the affirmative vote of a majority of the votes cast.
  Shareholder Proposals. To adopt the shareholder proposals, we must receive the affirmative vote of a majority of the votes cast. A vote to ABSTAIN will have the effect of a vote AGAINST the proposal.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the Proxy Committee appointed by the Board of Directors (the persons named in your proxy card if you are a shareholder of record) will have the discretion to vote on those matters for you.

What happens if I do not submit voting instructions to my broker?

If a proposal is routine (see below), a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions. For purposes of our Annual Meeting, we understand that the proposals relating to the election of directors and the ratification of the selection of our independent registered public accountants will be treated as routine items, but that each of the shareholder proposals will not be deemed routine items.

Who will pay for the cost of the proxy solicitation?

We will pay the expenses of soliciting proxies. Our directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission. We have hired Morrow & Co. to help us distribute and solicit proxies. We will pay Morrow $13,000, plus expenses for these services.

CORPORATE GOVERNANCE

Board of Directors

As of March 19, 2007, there were 12 members of the Board of Directors:

Maureen S. Bateman	Alexis M. Herman	James R. Nichols
W. Frank Blount	Donald C. Hintz	William A. Percy, II
Simon D. deBree	J. Wayne Leonard Chairman and Chief Executive Officer	W. J. "Billy" Tauzin
Gary W. Edwards Presiding Director	Stuart L. Levenick	Steven V. Wilkinson

The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by the Chairman and Chief Executive Officer and other officers. The Board has six standing committees: Audit, Corporate Governance, Personnel, Finance, Nuclear and Executive. The charters of the Audit, Personnel and Corporate Governance Committees are available on the Company's Investor Relations website at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests them from the Secretary of the Company.

The Board met ten times in 2006. Each incumbent, non-employee member of the Board attended at least 85% of the total number of meetings of the Board and the committees on which he or she served. We encourage, but do not require, our Board members to attend annual meetings of shareholders. All of our Board members attended our 2006 Annual Meeting of Shareholders, other than Mr. Claiborne P. Deming, a former director who resigned effective as of the date of the annual meeting.

Director Independence

A director is independent if the Board affirmatively determines that he or she has no material relationship with the Company and otherwise satisfies the independence requirements of the New York Stock Exchange ("NYSE"). A director is "independent" under the NYSE listing standards if the Board affirmatively determines that the director has no material relationship with us directly or as a partner, shareholder or officer of an organization that has a relationship with us. According to the independence standards established under the NYSE listing standards, a director is not independent if:

  The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.
  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
  The director or an immediate family member is a current partner of a firm that is our internal or external auditor, the director is a current employee of such a firm, the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice, or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time.
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee.
  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company's consolidated gross revenues.

The Board of Directors has reviewed each of its non-employee members to determine compliance with the independence standards established under the NYSE listing standards, which the Board of Directors has affirmatively adopted. In addition, the Board of Directors reviewed other relationships between individual Board members and the Company and its subsidiaries. The Board specifically considered the following relationships as part of its independence determination:

  Mr. Percy's service as the non-compensated, non-executive Chairman of Enterprise Corporation of the Delta, a non-profit corporation. Enterprise Corporation of the Delta makes development loans in Arkansas, Louisiana and Mississippi. In 2006, certain of our subsidiary corporations contributed $8,500 to this non-profit corporation.
  Mr. Hintz, a former executive officer of the Company, retired from the Company in April 2004. At the time of his retirement, Mr. Hintz entered into a consulting agreement with a subsidiary of the Company. In 2006, Mr. Hintz received no payment for services under this consulting agreement.

Based on the foregoing, the Board affirmatively determined that each of the following non-employee directors (other than Mr. Hintz) is independent within the meaning of the rules of the NYSE: Messrs. Blount, deBree, Edwards, Levenick, Nichols, Percy, Tauzin and Wilkinson and Ms. Bateman and Ms. Herman.

In addition, the Board reviewed the independence of Mr. Luft, who resigned as director in December 2006, and the independence of Mr. Deming and Ms. Murphy, who resigned from the Board as of the date of the 2006 Annual Meeting, and found that Messrs. Deming and Luft and Ms. Murphy were also independent within the meaning of the rules of the NYSE.

Board Committees

Audit Committee. The Board has established an audit committee for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to, among other things:

  our compliance with legal and regulatory requirements, including our disclosure controls and procedures;
  the independent registered public accounting firm's qualifications and independence; and
  the performance of our internal audit function and independent registered public accounting firm.

The Board has adopted an Audit Committee Charter, a copy of which is available at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests it from the Secretary of the Company. For information about the Audit Committee's policy regarding independent auditor service, see "Entergy Audit Committee Guidelines for Pre-Approval of Independent Auditor Services" on page 50 of this Proxy Statement.

The Audit Committee consists of four directors, each of whom the Board has determined has no material relationship with us and is otherwise independent under the rules of the NYSE. In addition, all Audit Committee members must meet the heightened standards for independence for audit committee members imposed by the Securities Exchange Commission ("SEC") and the NYSE. Under those heightened standards, a director may not serve on the Audit Committee if the director (i) has received any consulting, advisory, or other compensatory fees from us (other than in his or her capacity as a director) or (ii) is our affiliate or the affiliate of any of our subsidiaries.

Each member of our Audit Committee satisfies this heightened standard. No director may serve as a member of the Audit Committee if that director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of that director to effectively serve on the Audit Committee. All Audit Committee members must be financially literate, and at least one member must have accounting or related financial management expertise.

The members of the Audit Committee are:

Steven V. Wilkinson (Chair)
Simon D. deBree
Stuart L. Levenick
James R. Nichols

The Board has determined that Mr. Wilkinson, the Chair of the Audit Committee, is an audit committee financial expert, as such term is defined by the rules of the SEC. During 2006, the Audit Committee met thirteen times.

Corporate Governance Committee. The Board has established the Corporate Governance Committee, which is responsible, among other things, for:

  developing policies and practices relating to corporate governance and reviewing compliance with the Company's Corporate Governance Guidelines;
  recommending the director nominees for approval by the Board and the shareholders; and
  establishing and implementing self-evaluation procedures for the Board and its committees.

The Board has adopted a Corporate Governance Committee Charter, a copy of which is available at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests it from the Secretary of the Company.

The Corporate Governance Committee consists of four directors, each of whom the Board has determined has no material relationship with us and is otherwise independent under the rules of the NYSE. The members of the Corporate Governance Committee are:

Alexis M. Herman (Chair)
Gary W. Edwards
William A. Percy, II
W. J. "Billy" Tauzin

During 2006, the Corporate Governance Committee met eight times.

Personnel Committee. The Board has established a Personnel Committee which is responsible for, among other things:

  reviewing and approving compensation policies and programs for our executive officers, including any employment agreement with an executive officer;
  evaluating the performance of our Chairman and Chief Executive Officer; and
  reporting, at least annually, to the Board on succession planning, including succession planning for the Chief Executive Officer.

The Personnel Committee's charter is posted at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests it from the Secretary of the Company.

The Personnel Committee consists of five directors, each of whom the Board has determined has no material relationship with us and is otherwise independent under the rules of the NYSE. The members of the Personnel Committee are:

Maureen S. Bateman (Chair)
W. Frank Blount
Gary W. Edwards
Alexis M. Herman
W.J. "Billy" Tauzin

During 2006, the Personnel Committee met seven times. In addition, the Personnel Committee met jointly with the Finance Committee one time in 2006.

The Personnel Committee Report is set forth on page 24 of this proxy statement, immediately following the "Compensation Discussion & Analysis" section.

In performing its responsibilities, the Personnel Committee has adopted the following policies:

Policy on Delegation of Equity Grant Authority. The Personnel Committee has authorized the delegation of its authority to grant stock options under Company plans to the Chairman and Chief Executive Officer of the Company and to the Senior Vice President of Human Resources subject to the following conditions:

  No grant may exceed an aggregate value of $1 million per grantee;
  All awards must be issued in accordance with the terms of Company plans, including the requirement that all options be issued for an exercise price not less than the fair market value of the stock on date the option is granted;
  No awards may be granted to any executive officer of the Company (as defined under Section 16 of the Securities Exchange Act of 1934); and
  The Personnel Committee must be advised on at least a quarterly basis of the grants made under the exercise of this delegated authority.

Policy on Retention of Independent Compensation Consultants. In October 2006, the Personnel Committee approved the retention of Towers Perrin as compensation consultants to the Committee. Under the terms of its engagement, Towers Perrin reports directly to the Personnel Committee, which has the right to retain or dismiss the consultant without the consent of the Company's management. In considering the appointment of Towers Perrin, the Personnel Committee took into account the general consulting services Towers Perrin provides to the Company's management with respect to non-executive compensation matters. After considering the nature and scope of these engagements (and the fee arrangements involved), the Personnel Committee determined that the engagements did not create a conflict of interest. However, to avoid the appearance of any future potential conflict of interest, Towers Perrin has agreed to consult with the Personnel Committee prior to accepting any other material engagements from the Company or its affiliates.

The Personnel Committee requested that Towers Perrin engage in a study of employee benefit and other compensation arrangements, particularly those which are relevant to our executive management, and advise whether any changes would be recommended to ensure that our compensation arrangements with our executives are appropriate. The Personnel Committee requested that this study include comparisons of our existing compensation arrangements to those of other comparable firms in our industry. During the Personnel Committee's review of the Chairman and Chief Executive Officer's and other management's compensation levels, the Personnel Committee considered the advice of Towers Perrin; however, the Personnel Committee was responsible for determining the form and amount of our compensation programs.

Finance Committee. The Board has established the Finance Committee, which is responsible, among other things for:

  reviewing and making recommendations to the Board regarding our financial policies, strategies, and decisions;
  reviewing our investing activities; and
  reviewing and making recommendations to the Board with respect to significant investments.

The Finance Committee consists of five directors. The members of the Finance Committee are:

Simon D. deBree (Chair)
Maureen S. Bateman
Donald C. Hintz
Stuart L. Levenick
James R. Nichols

During 2006, the Finance Committee met seven times. In addition, the Finance Committee met jointly with the Personnel Committee one time.

Nuclear Committee. The Board has established the Nuclear Committee, which is responsible, among other things, for:

  providing non-management oversight and review of all the Company's nuclear generating plants;
  focusing on safety, operating performance, operating costs, staffing and training; and
  consulting with management concerning internal and external nuclear-related issues.

The Nuclear Committee consists of four directors. The members of the Nuclear Committee are:

Donald C. Hintz (Chair)
W. Frank Blount
William A. Percy, II
Steven V. Wilkinson

During 2006, the Nuclear Committee met nine times.

Executive Committee. The Board has established the Executive Committee, which is authorized to act for the Board on matters other than those matters specifically reserved by Delaware law to the entire Board. The members of the Executive Committee are:

J. Wayne Leonard (Chair)
Simon D. deBree
Gary W. Edwards
Donald C. Hintz

During 2006, the Executive Committee met two times.

Corporate Governance Principles and Practices

Corporate Charters and Ethics Policies. Our Corporate Governance Guidelines, certificate of incorporation, bylaws and Board committee charters form the framework of our corporate governance. In addition, we have adopted a Code of Business Conduct and Ethics for the members of our Board of Directors, a Code of Business Conduct and Ethics for our employees and a Code of Entegrity, which sets forth the ethical responsibilities of our employees, officers and representatives.

Our Corporate Governance Guidelines, the charters of our Audit, Personnel and Corporate Governance Committees, and our ethics guidelines, including any amendments, are available at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests it from the Secretary of the Company.

Board Independence. Our Corporate Governance Guidelines state that the Board of Directors should be comprised of a substantial majority of non-employee directors and a majority of independent directors. Under our Corporate Governance Guidelines, no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, the Board of Directors applies the independence tests specified in the rules of the NYSE. For additional information, see "Corporate Governance - Director Independence."

Executive Meetings of the Board of Directors. The non-management directors meet in executive session (separate from management) at least four times a year. In addition, if non-management directors include directors who are not independent, the independent directors meet in executive session at least once a year.

Presiding Director. The Board of Directors appoints the Chairman of the Board and the Chief Executive Officer. When the roles of Chairman of the Board and the Chief Executive Officer are combined, the Board of Directors appoints from among its independent members a Presiding Director. The Presiding Director is recommended by the Corporate Governance Committee and appointed by a majority of the independent members of the Board of Directors. The Presiding Director, subject to his or her annual election to the Board of Directors, serves for a term of three years. The Company's Presiding Director currently is Gary W. Edwards.

Under our Corporate Governance Guidelines, the Presiding Director has the following responsibilities:

  Presides at executive sessions of independent directors as well as all meetings of the Board at which the Chairman of the Board and Chief Executive Officer is not present;
  Serves as liaison with Chairman of the Board and Chief Executive Officer when requested by the independent directors;
  Reviews and advises on Board meeting agendas (and consults with the Chairman of the Board and Chief Executive Officer on the preparation of agendas);
  May call meetings of the independent directors;
  Provides feedback from the Board to the Chairman of the Board and the Chief Executive Officer following each executive session of independent directors and, together with the Chair of the Personnel Committee, provides the Chairman of the Board and Chief Executive Officer with an annual performance review; and
  Such additional responsibilities as the Board of Directors may assign, and the Presiding Director may accept.

Board Evaluation Process.  The Board conducts a self-evaluation process at least annually to determine whether it and its committees are functioning effectively.

Mandatory Resignation upon Change in Professional Circumstances. Under our Corporate Governance Guidelines, non-employee directors should submit their resignations when they change employment or the major responsibilities they held when they joined the Board. Based on the recommendation of the Corporate Governance Committee, the Board reviews the appropriateness of the director's nomination for re-election to the Board under these circumstances.

Mandatory Director Retirement and Term Limits. Under our Corporate Governance Guidelines, directors may not be nominated by the Board for re-election after they have reached the age of 72, unless specifically recommended to serve beyond the age of 72 by the Corporate Governance Committee and approved by the Board of Directors. The Company does not have term limits for its directors. Instead, our Board addresses the suitability for continued service as a director upon the expiration of each director's term.

Succession Planning for the Chief Executive Officer. The Personnel Committee reports on at least an annual basis to the Board on succession planning. Our succession planning is intended to include appropriate contingencies for the unexpected retirement or incapacity of the Chief Executive Officer.

Director Orientation and Continuing Education. The Corporate Governance Committee specifies the desired components of new director orientation and makes periodic recommendations concerning the continuing education of all Board members.

Director Stock Ownership Guidelines. The Board of Directors believes that the alignment of directors' interests with those of shareholders is strengthened when Board members are also shareholders. The Board of Directors therefore requires that directors, within three years of being first elected, own shares or units of Entergy common stock having a market value of at least four times their annual cash retainer.

Executive Officer Stock Retention Policy Following Exercise of Options. The Personnel Committee has adopted stock retention guidelines applicable to the Company's executive officers. The guidelines provide, among other things, that, if an executive officer exercises any stock option granted on or after January 1, 2003, the officer must retain at least 75 percent of the after tax net profit in Entergy common stock until the earlier of 60 months from the date at which the option is exercised or the termination of full-time employment with the Company.

Majority Voting in Director Elections. In January 2007, our Board of Directors approved an amendment to the Company's Bylaws to require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted "for" a director must exceed the number of votes cast "against" that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Under our Corporate Governance Guidelines, in an uncontested election of directors, any nominee who receives a greater number of votes "against" his or her election than votes "for" his or her election, will, within five days following the certification of the shareholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Corporate Governance Committee. The Corporate Governance Committee will then consider such tendered resignation and, within 45 days following the date of the shareholders' meeting at which the election occurred, make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the Committee will consider all factors deemed relevant by its members including, without limitation, the stated reason or reasons why shareholders who cast "withhold" votes for the director did so, the qualifications of the director (including, among other things, whether the director serves on the Audit Committee as an "Audit Committee Financial Expert" and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity), and whether the director's resignation from the Board would be in the best interests of the Company and its shareholders. The Corporate Governance Committee also will consider a range of possible alternatives concerning the director's tendered resignation as its members deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and to cure the underlying reasons reasonably believed by the Corporate Governance Committee to have resulted substantially in the "against" votes.

The Board will take formal action on the Corporate Governance Committee's recommendation no later than 90 days following the date of the shareholders' meeting at which the election occurred. In considering the Corporate Governance Committee's recommendation, the Board will consider the information, factors and alternatives considered by the Corporate Governance Committee and such additional information, factors and alternatives as the Board deems relevant. Within four business days after the Board's decision on the Corporate Governance Committee's recommendation, the Company will publicly disclose, in a Current Report on Form 8-K filed with the SEC, the Board's decision, together with an explanation of the process by which the decision was made and, if applicable, the Board's reason or reasons for rejecting the tendered resignation.

Shareholder Approval of Future Severance Agreements. In March 2004, the Board adopted a policy that precludes the Company and its subsidiaries from entering into employment or severance agreements that provide severance benefits to executive officers in excess of 2.99 times the sum of the annual base salary and bonus unless the agreement has been approved by the Company's shareholders.

SHAREHOLDER COMMUNICATION POLICY

We believe that communication between the Board of Directors and its shareholders is an important part of the corporate governance process. The independent members of the Board of Directors of the Company have adopted the following shareholder communication policy:

Shareholders may communicate with the Board or individual directors, including non-management directors, by writing to them in care of the Presiding Director at the address set forth below:

c/o Presiding Director Entergy Corporation
639 Loyola Avenue
P.O. Box 61000
New Orleans, LA 70161
E-mail: etrbod@entergy.com

The following types of communications will not be forwarded to the directors:

  Junk mail and mass mailings
  Service complaints
  Service inquiries
  New service suggestions
  Resumes and other forms of job inquiries
  Surveys
  Business solicitations and advertisements
  Requests for donations and sponsorships

Except as provided above, the Secretary forwards communications sent in accordance with the above instructions to the Board or to any individual director(s) to whom the communication is directed unless the communication is threatening, illegal or similarly inappropriate. The Secretary periodically advises the Presiding Director of significant communications received from shareholders and other interested parties.

NOMINATION OF DIRECTORS

The Corporate Governance Committee has not established any specific, minimum qualifications that must be met by director candidates or identified any specific qualities or skills that it believes our directors must possess. The Corporate Governance Committee takes a wide range of factors into account in evaluating the suitability of director candidates, including general understanding of marketing, finance and other disciplines relevant to the success of a publicly-traded company in today's business environment, understanding of our business, education and professional background, and reputation for integrity.

The Corporate Governance Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources.

The Corporate Governance Committee will consider director candidates recommended by our shareholders. Shareholders wishing to recommend a candidate to the Corporate Governance Committee should do so by submitting the recommendation in writing to our Secretary at 639 Loyola Avenue, P.O. Box 61000, New Orleans, LA 70161, and they will be forwarded to the Corporate Governance Committee members for their consideration.

Any recommendation should include:

  the number of shares of the Company held by the shareholder;
  the name and address of the candidate;
  a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and
  the candidate's signed consent to serve as a director if elected and to be named in the Proxy Statement.

Once the Corporate Governance Committee receives the recommendation, it may request additional information from the candidate about the candidate's independence, qualifications and other information that would assist the Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our Proxy Statement, if nominated. The Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and any persons owning more than ten percent of Entergy's common stock, to file with the SEC and NYSE initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Entergy. We prepare and file these reports on behalf of our directors and executive officers. During 2006, all reports were timely filed.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we discuss the compensation awarded to, earned by or paid to our Chief Executive Officer ("CEO"), our Chief Financial Officer ("CFO"), and our three other most highly compensated executive officers other than the CEO and CFO (collectively referred to as our "Named Executive Officers") for 2006. The purpose of this section is to provide you with material information necessary to understand our compensation policies for our Named Executive Officers. You should read this section in combination with the more detailed compensation tables and other data presented elsewhere in this Proxy Statement.

The Personnel Committee of the Board of Directors ("Personnel Committee" or "Committee"), which is comprised entirely of independent directors, has overall responsibility for approving the compensation program for our Named Executive Officers. In discharging its duties, our Personnel Committee retains an independent compensation consultant to assist it, among other things, in evaluating different compensation programs and developing market data to assess our compensation programs. With respect to compensation decisions for individual Named Executive Officers (other than the CEO), our Personnel Committee also may solicit recommendations from our CEO. For additional information, see "Corporate Governance - Personnel Committee" on page 8 of this Proxy Statement.

Objectives of our Executive Compensation Program

We have designed the compensation program for our Named Executive Officers to attract, retain, motivate and reward executives who can contribute to our long-term success and thereby build value for our shareholders. We have organized our program along the following principles.

  The greatest part of the compensation of our Named Executive Officers should be in the form of "at risk" performance-based compensation.

We have designed our compensation programs to ensure that a significant percentage of the total compensation of our Named Executive Officers is contingent on achievement of performance goals that drive total shareholder return and result in increases in our common stock price. For example, each of our annual cash bonus and our long-term performance unit programs pay out only if we achieve pre-established performance goals. Assuming achievement of these performance goals at target level, approximately 80% of the annual target total compensation (excluding non-qualified supplemental retirement income) of our CEO is represented by performance-based compensation and the remaining 20% is represented by base salary. For the other Named Executive Officers, assuming achievement of performance goals at the target levels, approximately 65% of the annual target total compensation (excluding non-qualified supplemental retirement income) is represented by performance-based compensation and the remaining 35% by base salary.

  A substantial portion of our Named Executive Officers' compensation should be delivered in the form of equity awards.

To align the economic interests of our Named Executive Officers with our shareholders, we believe that a substantial portion of their total compensation should be in the form of equity-based awards. Equity awards are typically granted in the form of stock options with a three-year vesting schedule and performance units with a three-year performance cycle. Although stock options are generally subject only to time-based vesting, performance units pay out only if we achieve specified performance targets, and the amount of payout varies based on the level of performance achieved.

  Our compensation programs should enable us to attract, retain and motivate executive talent by offering compensation packages that are competitive but fair.

It is in our shareholders' best interests that we attract and retain talented executives by offering compensation packages that are competitive but fair. Our Personnel Committee has sought to develop compensation programs that deliver total target compensation at approximately the 50th percentile of the market. To develop a competitive compensation program, the Personnel Committee on a regular basis reviews base salary and other compensation market data from two sources:

1. Surveys that track compensation data for executive officers who perform similar roles and responsibilities in corporations with comparable annual revenues. In general, the Committee compares the compensation of our Named Executive Officers to the compensation of their peers in general industry and/or energy services companies.

2. Compensation data derived from proxy statements for companies in our industry. Prior to 2006, the Committee used those companies in the Standard & Poor's Electric Utility Index (the "SPELEC") for this purpose. Starting in 2006, the Committee has used the companies that comprise the Philadelphia Utilities Index for compensation data. The companies in the Philadelphia Utilities Index (collectively, the "Industry Peer Group Companies") are:

AES Corporation	FirstEnergy Corporation
Ameren Corporation	FPL Group Inc.
American Electric Power Co. Inc.	Northeast Utilities
CenterPoint Energy Inc.	PG&E Corporation
Consolidated Edison Inc.	Progress Energy Inc.
Dominion Resources Inc.	Public Service Enterprise Group Inc.
DTE Energy Company	Southern Company
Duke Energy Corporation	TXU Corporation
Edison International	XCEL Energy
Exelon Corporation

While individual Named Executive Officers may have target compensation packages above or below the 50th percentile based on unique knowledge, skills, performance and responsibilities, the Committee considers its objectives to have been met if our executive officers, considered as a group, are eligible for and receive a target compensation package within the range of 90 - 110% of market 50th percentile as defined by reference to the above sources. In 2006, the subgroup of our executive officers comprising the Named Executive Officers also fell within this range.

Elements of the Compensation Program

This section describes the elements of our compensation program for our Named Executive Officers, together with a discussion of various matters relating to these items, including why the Personnel Committee chose to include these items as compensation elements.

  Cash Compensation

Base Salary. The Personnel Committee reviews and approves the base salaries for all of our Named Executive Officers. Base salary is included in our Named Executive Officer compensation package as the Personnel Committee believes it is appropriate that some portion of the compensation that is provided to these officers be provided in a form that is a fixed cash amount. Also, base salary remains the most common form of payment throughout all industries. Its use ensures a competitive compensation package to our Named Executive Officers.

The Committee determines whether to award Named Executive Officers annual merit increases in base salary based on its assessment of Company, business unit and individual performance. The Committee also considers market data and internal pay equity in evaluating merit recommendations. As part of this process, the Committee solicits the recommendations of the CEO with respect to the Named Executive Officers (other than the CEO).

In 2006, after taking into account the market data and other factors described above, the Committee approved merit-based salary increases for our Named Executive Officers in amounts ranging from zero to five percent. In general these merit-based increases were consistent with the merit increase percentages approved with respect to Named Executive Officers in the last two years (excluding adjustments in salaries related to promotions or other changes in job responsibilities). In the case of our CEO, the increases in base salary during each of the past three years were: 4.4% (2006), 3.0% (2005) and 3.8% (2004).

  Incentive Plans

Performance-based incentives are included in the Named Executive Officers' compensation packages because they permit the Personnel Committee to encourage our Named Executive Officers, in any particular year, to pursue objectives consistent with the overall goals and strategic direction that the Board has set for our Company. Annual incentive plans are commonly used by companies in a variety of industry sectors to compensate their executive officers.

Our Named Executive Officers participate in, a performance-based cash bonus plan known as the Executive Annual Incentive Plan ("EAIP"). The plan, which operates on a calendar year basis, uses a performance metric known as the Entergy Achievement Multiplier ("EAM") to determine funding level for a particular calendar year. For the 2006 EAIP, we calculated EAM based in equal part on our earnings per share ("EPS") and operating cash flow ("OCF"). The Committee selected these performance measures because (i) EPS and OCF have both a correlative and causal relationship to shareholder value performance, (ii) EPS and OCF targets are aligned with externally-communicated goals and (iii) EPS and OCF results are readily available in earnings releases and SEC filings. In addition, these measures are commonly used by other companies, including the Industry Peer Group Companies, as components of their incentive programs. The Personnel Committee evaluates the performance measures used for the EAIP on an annual basis. The Committee sets performance targets at minimum, target and maximum achievement levels. Approximately two-thirds of the Industry Peer Group Companies use EPS as an incentive measure and one-third use some type of cash flow measure.

The Committee sets the target achievement levels under the EAIP based on their review of EPS and OCF objectives established in our financial plan, which is reviewed and discussed quarterly with the Board of Directors.  The Committee sets minimum and maximum achievement levels under the EAIP at approximately 10% below and 10% above target achievement levels.  Payouts for performance between minimum and target achievement levels and between target and maximum levels are calculated using straight line interpolation.  In general, the Committee seeks to establish target achievement levels such that the relative difficulty of achieving the target level is consistent from year to year.  Over the past five years ending in 2006, the average EAM, representing EPS and OCF results, was 140% of target.  This result reflects the strong performance of the Company during this period.

At the end of each annual performance cycle, our management reviews with the Personnel Committee actual against targeted performance, including any unusual events that occurred during the performance cycle. For example, actual performance may result in the EAM being measured at 105% of target. This is referred to as the multiplier for purposes of funding the incentive pool for officers. For the Named Executive Officers, a Management Effectiveness factor is applied to increase the annual funding multiplier by 25%, and the Committee then may exercise negative discretion in determining the actual incentive awards for those individuals.

In December 2005, the Committee established executives' target awards under the EAIP for 2006. The target award for our CEO was set at 100% of base salary and the target awards for our other Named Executive Officers were set at 70% of their respective base salaries. In setting these target awards, the Personnel Committee considered several factors, including:

  Analysis provided by the Committee's independent compensation consultant as to compensation practices at the Industry Peer Group Companies;
  Competitiveness of the Company's compensation plans and their ability to attract and retain top executive talent;
  Target bonus levels in the market for comparable positions;
  The desire to ensure that a substantial portion of total compensation is performance-based; and
  The relative importance, in any given year, of the short-term performance goals established pursuant to the EAIP.

In January 2007, after reviewing EPS and OCF results against the performance objectives established for 2006, the Personnel Committee certified the EAM at 189% of target. This resulted in an EAIP payment to the CEO equal to 189% of his base salary (100% target multiplied by 189%) and 132% of the base salary of the other Named Executive Officers (70% multiplied by 189%). Pursuant to the operation of the EAIP, the Management Effectiveness factor increased the EAM percentage by 25% with respect to the funding of incentive awards for the Named Executive Officers; however, the Committee exercised its negative discretion to eliminate this increase and applied the EAM of 189% to the awards for those individuals.

In fixing the amount of the EAIP payouts for fiscal 2006, the Committee noted that the Company's EPS and OCF results were reflective of overall performance results that, in the judgment of the Committee, were among the best in the Company's history. Among other things, the Committee noted the following significant management achievements in 2006:

  Our delivery of total shareholder return of 38 percent relative to the 20 percent returned by the Philadelphia Utility Index;
  Our successful advocacy of securitization legislation to preserve affordable rates for customers and our work in establishing storm reserves to lower future risks for both our customers and our shareholders;
  Our success in maintaining business continuity during the eight months when the Company was compelled to evacuate the City of New Orleans;
  Our successful transition of business operations back to our corporate headquarters and the establishment of various primary offices, reflecting the execution of a strategy to mitigate the risk of future business interruption while meeting the needs of our employees;
  Our success in operating our nuclear plants, including setting new records for total output at both our Southern and Northern nuclear plants;
  Our execution of an agreement to purchase a 798-megawatt Palisades nuclear plant, continuing the impressive profitable growth in our nuclear business;
  Our continued work in issuing requests for proposals for long-term and limited/intermediate-term resources under our utility resource supply plan in order to drive down prices for our customers and to maintain superior reliability;
  Our second five-year commitment to voluntarily stabilize our carbon dioxide emissions at 20 percent below year 2000 levels from 2006 to 2010, after successfully completing our first commitment with emission levels that were 23 percent lower than our target;
  Our efforts to educate and influence communities to adopt environmentally smart building standards to lower future utility bills for our customers and reduce emissions;
  Our efforts in support of wetland restoration to reduce flooding risks from future storms in New Orleans and other communities along the Gulf Coast;
  Our employees' achievement of the safest year in the history of the Company;
  Our receipt of two Edison Electric Institute ("EEI") Awards for outstanding storm restoration efforts (8th consecutive year of EEI recognition); and
  Our being named for the fifth consecutive year to the Dow Jones Sustainability Index - World, an index that tracks the performance of companies that lead their field in terms of corporate sustainability on a global basis. This year we were the only company in the U.S. electricity sector to be so honored.

In reviewing Mr. Leonard's overall compensation, the Committee took special note of the performance of the Company under Mr. Leonard's direction and leadership. In particular, the Committee noted that the total shareholder return of the Company measured over the eight-year period since Mr. Leonard's appointment as CEO of the Company in January 1999 exceeded all of our Industry Peer Group Companies as well as all other U.S. utility companies.

  Nuclear Retention Plan

One of our Named Executive Officers, Mr. Gary J. Taylor, serves as our Executive Vice President and Chief Nuclear Officer. In that capacity, he participates in a special retention program for managers with special expertise in the nuclear industry. The program covers a four-year period which commenced in 2005. Subject to their continued employment with the Company, participants in the program are eligible to receive a special cash bonus consisting of three payments, each consisting of an amount from 15% to 25% of such participant's then base salary, at the end of 2007, 2008 and 2009. In the case of Mr. Taylor, the special cash bonus is fixed at 25% of his base salary.

Equity Compensation

Our long-term equity incentive programs are intended to reward the Named Executive Officers for achievement of shareholder value creation over the long-term. In our long-term incentive programs, we primarily use a mix of performance units and stock options in order to accomplish different objectives. Performance units reward the Named Executive Officers on the basis of total shareholder return ("TSR"), which is a measure of stock appreciation and dividend payments relative to the Industry Peer Group Companies. Options provide a direct incentive for growing the price of our common stock. In addition, we occasionally award restricted units for retention purposes or to offset forfeited compensation in order to attract officers and managers from other companies.

Each of the performance units and stock options granted to our Named Executive Officers in 2006 were awarded under our Amended and Restated 1998 Equity Ownership Plan of Entergy Corporation and Subsidiaries ("EOP" or "equity ownership plan"). At our annual meeting in 2006, our shareholders approved the 2007 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries, which became effective as of January 1, 2007 (the "2007 Plan"). Awards made in 2007 and beyond will be issued under the 2007 Plan.

  Performance Unit Program

In 2006, we issued performance unit awards to our Named Executive Officers under our Performance Unit Program ("PUP") established under our equity ownership plan. The PUP is structured to reward Named Executive Officers only if, and to the extent that, performance goals set by the Personnel Committee are met. The PUP provides a minimum, target and maximum achievement level. We measure performance by assessing Entergy's TSR relative to the TSR of the Industry Peer Group Companies. The Personnel Committee chose TSR as a measure of performance because it assesses the Company's shareholder value creation relative to other electric utilities. Minimum, target and maximum performance levels are determined by reference to the quartile ranking of Entergy's TSR against the TSR of the Industry Peer Group Companies. Prior to 2006, this peer group was the SPELEC. However, beginning with the 2006-2008 performance period, we identified the Philadelphia Utilities Index as the peer group for TSR performance because the companies represented in this index more closely approximate us in terms of size and scale and because the companies comprising the SPELEC had been reduced by 50%, which resulted in a pool of companies insufficient for comparative purposes. Subject to achievement of the PUP performance levels, the Personnel Committee issued the following target amounts for the 2006-2008 performance cycle: 33,500 performance units for our CEO and 6,000 performance units for each of the other Named Executive Officers. The range of payouts under the program is shown below.
Quartiles:	4	3	2	1
Performance Levels:	Zero	Minimum	Target	Maximum
TSR Ranges:	25th percentile and below	25th to 50th percentiles	50th to 75th percentiles	75th percentile and above
Payouts:	No Payout	Interpolate between Minimum and Target (10% to 100% of Target)	Interpolate between Target and Maximum (100% to 250% of Target)	Maximum Payout (250% of Target)

The Personnel Committee sets payout opportunities for the PUP each year. In determining payout opportunities, the Committee considers several factors, including:

  The advice of the Committee's independent compensation consultant regarding compensation practices at the Industry Peer Group Companies;
  Competitiveness of the Company's compensation plans and their ability to attract and retain top executive talent;
  Target long-term compensation values in the market for similar jobs;
  The desire to ensure, as described above, that a substantial portion of total compensation is performance-based;
  The relative importance, in any given year, of the long-term performance goals established pursuant to the PUP; and
  The Committee's assessment of other elements of compensation provided to the Named Executive Officer.

In January 2007, the Personnel Committee determined the actual number of performance units to be paid to PUP participants for the 2004-2006 performance cycle. The target payouts for the 2004-2006 performance period, which targets were established by the Committee in January of 2004, were:

  34,100 performance units for the Chief Executive Officer; and
  6,600 performance units for each of the other Named Executive Officers.

The range of potential payout on these performance unit awards was from 0% to 250% of target opportunity, with performance measured, in a manner similar to that described above for the 2006-2008 cycle, on the basis of relative TSR. In January 2007, the Committee assessed the Company's performance for the 2004-2006 performance period. As noted above, the SPELEC was chosen as the peer group for purposes of determining the Company's relative performance for the 2004-2006 period. Based on the advice of its independent compensation consultant, the Committee compared the Company's TSR against the TSR of the companies that comprised the SPELEC at the time the Board first approved its use for that period (i.e., the first day of the 2004-2006 performance period), to ensure a pool of companies sufficient for comparative purposes. On that basis, the Committee concluded that the Company had achieved the performance targets for the 2004-2006 performance cycle, resulting in a payment of 150% of target. In accordance with the terms of the PUP, each performance unit was then automatically converted into cash at the rate of $92.32 per unit, the closing price of our Company's common stock on the last trading day of the performance cycle (December 29, 2006), plus dividend equivalents accrued over the three-year performance cycle.

  Stock Options

The Personnel Committee considers several factors in determining the amount of stock options it will grant under our equity ownership plan to our Named Executive Officers, including:

  Prevailing market practice in stock option grants;
  The targeted long-term value created by the use of stock options;
  The number of participants eligible for stock options, and the resulting "burn rate" (i.e., the number of stock options authorized divided by the total number of shares outstanding) to assess the potential dilutive effect; and
  Individual performance.

For stock option awards, the Committee's assessment of individual performance of each Named Executive Officer is the most important factor in determining the amount of the awards. For information regarding stock options awarded in 2006 to each of the Named Executive Officers, see the 2006 Grants of Plan-Based Awards table on page 26 of this Proxy Statement.

Under our equity ownership plan, all options must have an exercise price equal to the closing fair market value of Company common stock on the date of grant. In addition, we have adopted a policy requiring that, if an executive officer (including a Named Executive Officer) exercises any stock option granted on or after January 1, 2003, the officer must retain at least 75% of the after-tax net profit from such stock option exercise in the form of Company common stock until the earlier of 60 months from the date on which the option is exercised or the termination of the executive officer's full-time employment.

We have not adopted a formal policy regarding the granting of options at times when the Company is in possession of material non-public information. However, we generally grant options to Named Executive Officers only during the month of January in connection with our annual executive compensation decisions. On occasion, we may grant options to newly hired employees or existing employees for retention or other limited purposes.

  Restricted Units

Restricted units granted under the equity ownership plan ("RUs") represent phantom shares of Company common stock. We occasionally grant RUs to newly-hired Named Executive Officers for retention purposes or to offset forfeited compensation from a previous employer or to existing employees for retention or other limited purposes. If all conditions of the grant are satisfied, restrictions on the RUs lift at the end of the restricted period, and a cash equivalent value of the RUs is paid. The settlement price is equal to the number of RUs multiplied by the closing price of Company common stock on the date restrictions lift. RUs are not entitled to dividends or voting rights. RUs are generally time-based awards for which restrictions lift, subject to continued employment, over a two- to five-year period.

In 2006, recognizing that Mr. Leonard is already entitled under his retention agreement to supplemental benefits upon any separation from the Company other than termination for cause, the Personnel Committee granted 100,000 RUs to Mr. Leonard based on its determination that his continued service to the Company was essential to the completion of the Company's strategic plan, including its recovery from storm damages suffered in 2005 and the expansion of its business operations. Prior to recommending to the Board that it approve the grant, the Committee consulted with its independent compensation consultant to confirm that the grant was consistent with market practice. Restrictions on the RUs granted to Mr. Leonard will expire over 36 months from the date of grant, with restrictions on 50% of the RUs expiring in August, 2008 and restrictions on the remaining RUs expiring in August 2009.

No other Named Executive Officers received restricted units during 2006.

Benefits, Perquisites, Agreements and Post-Termination Plans

  Pension Plan, Pension Equalization Plan and System Executive Retirement Plan

The Named Executive Officers participate in a Company-sponsored pension plan ("Pension Plan") that covers a broad group of employees. This Pension Plan is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits under the Pension Plan are based upon an employee's years of plan participation and the employee's average monthly rate of earnings (generally defined to include salary and eligible bonus, other than EAIP bonus) for the highest consecutive 60 months during the 120 months preceding termination of employment ("FAME"), and are payable after separation in the form of an annuity. The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by federal law.

Benefits under the Pension Plan are calculated as an annuity equal to 1.5% of the participant's FAME multiplied by years of benefit service. Years of benefit service under the Pension Plan formula cannot exceed 40. Contributions to the Pension Plan are made entirely by the employer and are paid into a trust fund from which the benefits of participants will be paid.

The Company sponsors a Pension Equalization Plan ("PEP"), which is available to a select group of management and highly compensated employees, including the Named Executive Officers. The PEP is a nonqualified unfunded plan that provides out of the employer's general assets an amount substantially equal to the difference between the amount that would have been payable under the Pension Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Pension Plan. The PEP also takes into account as earnings any EAIP bonus awards.

The Company also sponsors a System Executive Retirement Plan ("SERP") available to the Company's approximately 50 officers, including the Named Executive Officers. Participation in the SERP requires individual approval by the plan administrator or its delegate. The SERP is designed to offer a replacement income ratio in the range (based on management level and total years of service) of 55% to 65% of a Named Executive Officer's Final Three-Year Average Annual Compensation (i.e., generally one-third of the sum of the participant's base salary and EAIP bonus for the three years during the last 10 years preceding termination of employment in which such sum is the highest). The SERP recognizes a maximum of 30 years of service for purposes of calculating a participant's benefit. The value of the SERP benefit is offset by the value of the Pension Plan benefit and any PEP benefit payable, and also typically offset by any prior employer pension benefit available to the executive. While the SERP has a replacement ratio schedule from one year of service to the maximum of 30 years of service, the table below offers a sample ratio at 20 and 30 years of service.
Years of Service	CEO	Executives at Management Level 3 & above - includes the remaining 4 Named Executive Officers	Executives at Management Level 4
20 Years	55.0%	50.0%	45.0%
30 years	65.0%	60.0%	55.0%

Mr. Leonard's retention agreement (as further discussed below) provides that, in lieu of his participation in the PEP and the SERP, upon the termination of his employment (unless such termination is for Cause, as defined in the agreement), he will be entitled to receive a benefit equal to 60% of his final three-year average compensation (as defined under the SERP) calculated as a single life annuity and available in a lump sum. This benefit will be reduced by other benefits to which he is entitled from the Company-sponsored Pension Plan or prior employer plans.

The Committee believes that the Pension Plan, PEP and SERP are an important part of our Named Executive Officers' compensation program. These plans are important in the recruitment of top talent in the competitive market, as these types of supplemental plans are typically found in companies of similar size to the Company. These plans serve a critically important role in the retention of our senior executives, as benefits from these plans increase for each year that these executives remain employed by us. The plans thereby encourage our most senior executives to remain employed by us and continue their work on behalf of our shareholders.

We have agreed to provide service credit to all of our Named Executive Officers (other than Mr. Leonard and Mr. Savoff, our Executive Vice President, Operations) under either the PEP or the SERP. We typically offer these service credit benefits when we recruit mid-level or senior executives from other companies. By offering these executives "credited service," we are able to compete more effectively to hire these employees by mitigating the potential loss of their pension benefits resulting from accepting employment with our Company.

See the Pension Benefits table on page 30 of this Proxy Statement for additional information regarding the operation of the plans described under this caption.

  Savings Plan

The Named Executive Officers are eligible to participate in a Company-sponsored Savings Plan that covers a broad group of employees. This is a tax-qualified retirement savings plan, wherein total combined before-tax and after-tax contributions may not exceed 30 percent of a participant's base salary up to certain contribution limits defined by law. In addition, under the Savings Plan, the participant's employer matches an amount equal to seventy cents for each dollar contributed by participating employees, including the Named Executive Officers, on the first six percent of their earnings for that pay period. We maintain the Savings Plan for our employees, including our Named Executive Officers, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The Savings Plan permits employees to make such savings in a manner that is relatively tax efficient. This type of savings plan is also a critical element in attracting and retaining talent in a competitive market.

  Health & Welfare Benefits

The Named Executive Officers are eligible to participate in a group of health and welfare benefits available to a broad group of employees. These benefits include medical, dental and vision coverage, life and accidental death & disability insurance and long-term disability insurance. Eligibility, coverage levels, potential employee contributions and other plan design features are the same for the Named Executive Officers as for the broad employee population.

  Executive Deferred Compensation

Within limitations prescribed by law as well as the plan document, the Named Executive Officers are eligible to defer up to 100% of the following payments into the Company-sponsored Executive Deferred Compensation Plan ("EDCP"):

  Base Salary (less deductions and withholdings)
  EAIP Bonus
  PUP Awards

Within limitations prescribed by law as well as the plan document, the Named Executive Officers also are eligible to defer up to 100% of the following payments into our equity ownership plan:

  EAIP Bonus
  PUP Awards

Additionally, Named Executive Officers may also have deferred account balances under a frozen defined contribution restoration plan.

All deferral amounts represent an unfunded liability of the employer. Depending on the type of compensation deferred and the employee's choice of deemed investment options, the executive may elect deemed investment under the equity ownership plan in Company common stock or under the EDCP in one or more of several investment options offered under the Savings Plan. Within the EDCP, the Named Executive Officer may move funds from one deemed investment option to another. The Named Executive Officer does not have the ability to withdraw funds except within the terms provided in such officer's deferral election.

The employer does not "match" amounts that are deferred by employees pursuant to the EDCP or equity ownership plan. With the exception of allowing for the deferral of federal and state taxes, the Company provides no additional benefit to the Named Executive Officer for deferring any of the above payments. The investment options available to the Named Executive Officers are the same investment options that are available to all participants. Deferred amounts are credited with earnings or losses based on the rate of return of deemed investment options or Company common stock, as selected by the participants.

We provide this benefit because the Committee believes it is standard market practice to permit officers to defer the cash portion of their compensation. The EDCP and equity ownership plan permit them to do this while also receiving gains or losses on deemed investments, as described above. We believe that provision of this benefit is important as a retention and recruitment tool as many, if not all, of the companies with which we compete for executive talent provide a similar arrangement to their senior employees.

  Perquisites

Perquisites are not a material part of our compensation program. We do not provide our Named Executive Officers with company cars, drivers, apartments or other benefits not generally available to our other employees. In 2006, we offered to our Named Executive Officers limited benefits such as the following (none of which individually exceeded $25,000): financial counseling and mandatory physical exams. For security and business convenience reasons, we permit the CEO to use our corporate aircraft at Company expense for personal use. However, in 2006, he did not make use of this benefit. Our other Named Executive Officers may use corporate aircraft for personal travel subject to the approval of our CEO. The Personnel Committee reviews all perquisites, including the use of corporate aircraft, on an annual basis. For additional information regarding perquisites, see the "All Other Compensation" column in the Summary Compensation table on page 25 of this Proxy Statement.

  Retention Agreements

We have entered into retention agreements with our CEO, CFO and our Group President, Utility Operations, Mr. Richard J. Smith. In general, these agreements provide for "change in control" payments and other benefits if the employment of any of these officers is terminated for a qualifying event or circumstance, such as being terminated without "Cause" or leaving employment for "Good Reason" (as defined in the agreements). In addition, we have established System Energy Continuity Plans under which each of our other Named Executive Officers is entitled to receive "change of control" payments and benefits if such officer's employment is involuntarily terminated for similar qualifying events or circumstances.For additional information regarding these arrangements, including a quantification of the benefits that each of our Named Executive Officers would have received if our payment obligations under these arrangements had been triggered as of December 31, 2006, see "Potential Payments upon Termination or Change in Control" on page 33 of this Proxy Statement.

The Committee believes that these retention and transitional compensation arrangements are an important part of overall compensation for our Named Executive Officers. The Committee believes that these arrangements will help to secure the continued employment and dedication of our Named Executive Officers, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change in control. The Committee also believes that these arrangements are important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent have similar arrangements in place for their senior employees.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to the chief executive officer or any other of its four most highly compensated executive officers, unless that compensation is "performance-based compensation" as defined by the Code. The Personnel Committee considers deductibility under Section 162(m) as it structures the compensation packages that are provided to its Named Executive Officers. However, the Personnel Committee and the Board believe that it is in the best interest of the Company that the Personnel Committee retains the flexibility and discretion to make compensation awards, whether or not deductible. This flexibility is necessary to foster achievement of performance goals established by the Personnel Committee as well as other corporate goals that the Committee deems important to the Company's success, such as encouraging employee retention and rewarding achievement.

PERSONNEL COMMITTEE REPORT

The Personnel Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Personnel Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

The Personnel Committee

Maureen S. Bateman, Chair
W. Frank Blount
Gary W. Edwards
Alexis M. Herman
W. J. "Billy" Tauzin

EXECUTIVE COMPENSATION TABLES

Summary Compensation

The following table summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal year ended December 31, 2006.

The Company has not entered into any employment agreements with any of the Named Executive Officers (other than the retention agreements described in "Potential Payments upon Termination or Change in Control"). For additional information regarding the material terms of the awards reported in the following tables, including a general description of the formula or criteria to be applied in determining the amounts payable, see "Compensation Discussion and Analysis."
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)(6)	Total

J. Wayne Leonard	2006	$1,168,577	-	$7,429,048	$1,622,682	$2,235,870	$2,250,100	$55,663	$14,761,940
Chairman of the Board and
Chief Executive Officer

Leo P. Denault	2006	$538,493	-	$1,059,332	$344,099	$722,358	$1,212,300	$35,565	$3,912,147
Executive Vice President and
Chief Financial Officer

Mark T. Savoff	2006	$510,000	-	$1,084,755	$222,001	$674,730	$136,000	$39,861	$2,667,347
Executive Vice President,
Operations

Richard J. Smith	2006	$536,650	-	$1,084,755	$414,959	$718,918	$183,800	$67,338	$3,006,420
Group President, Utility
Operations

Gary J. Taylor	2006	$515,967	-	$1,084,755	$344,099	$691,268	$277,200	$55,935	$2,969,224
Executive Vice President,
Chief Nuclear Officer

(1)

The amounts in column (e) represent the dollar amount recognized for financial statement reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (which we refer to as "SFAS l23R") of performance units granted under the PUP of the EOP. For a discussion of the relevant assumptions used in valuing these awards, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2006.

(2)

The amounts in column (f) represent the dollar amount recognized for financial statement reporting purposes in accordance with SFAS l23R of stock options granted under the EOP. For a discussion of the relevant assumptions used in valuing these awards, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2006.

(3)	The amounts in column (g) represent cash payments made under the EAIP.
(4)

The amounts in column (h) include the annual actuarial increase in the present value of the Named Executive Officer's benefits under all pension plans established by the Company using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements and includes amounts which the Named Executive Officers may not currently be entitled to receive because such amounts are not vested.

(5)

Amounts in column (i) include the cost of the following perquisites: corporate aircraft usage, personal financial planning, home security system upgrade, club dues and annual physical exams. None of these individual items exceeded $25,000 for any of the Named Executive Officers.

(6)

Amounts in column (i) include the following. Except for the tax gross up payments, the value of each of these items received by the Named Executive Officers was less than $10,000.

  Matching contributions allocated by the Company to each of the Named Executive Officers pursuant to the Savings Plan
  Life insurance premiums
  Tax gross up payments as follows: Mr. Leonard $10,563; Mr. Smith $11,500; and Mr. Taylor $16,074.

2006 Grants of Plan-Based Awards

The following table summarizes award grants during 2006 to the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name (a)	Grant Date (b)	Thresh-old($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3) (i)	All Other Option Awards: Number of Securities Under-lying Options (#) (4) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)

J. Wayne Leonard	1/26/06	-	$1,183,000	$2,366,000
	1/26/06				3,350	33,500	83,750				$2,307,815
	1/26/06								210,000	$68.89	$1,996,050
	8/03/06							100,000			$7,771,000

Leo P. Denault	1/26/06	-	$382,200	$764,400
	1/26/06				600	6,000	15,000				$413,340
	1/26/06								50,000	$68.89	$475,250

Mark T. Savoff	1/26/06	-	$357,000	$714,000
	1/26/06				600	6,000	15,000				$413,340
	1/26/06								30,000	$68.89	$285,150

Richard J. Smith	1/26/06	-	$380,380	$760,760
	1/26/06				600	6,000	15,000				$413,340
	1/26/06								50,000	$68.89	$475,250

Gary J. Taylor	1/26/06	-	$365,750	$731,500
	1/26/06				600	6,000	15,000				$413,340
	1/26/06								50,000	$68.89	$475,250

(1)	The amounts in columns (c), (d) and (e) represent minimum, target and maximum payment levels under the EAIP. The actual amounts awarded are reported in column (g) of the Summary Compensation Table.
(2)

The amounts in columns (f), (g) and (h) represent the minimum, target and maximum payment levels under the PUP. Performance under the program is measured by the Company's TSR relative to the TSR of the companies included in the Philadelphia Utilities Index. If the Company's TSR is 25% or below that of the Philadelphia Utilities Index, there is no payout. Subject to achievement of performance targets, each unit will be converted into the cash equivalent of one share of the Company's common stock on the last day of the performance period (December 31, 2008).

(3)	In 2006, the Personnel Committee granted 100,000 RUs to Mr. Leonard. Fifty percent of the RUs will vest in August 2008 and the remainder will vest in August 2009.
(4)

The amounts in column (j) represent options to purchase shares of the Company's common stock. The options vest one-third on each of the first through third anniversaries of the grant date. The options have a ten-year term from the date of grant.

2006 Outstanding Equity Awards at Fiscal Year End

The following table summarizes unexercised options, stock that has not vested and equity incentive plan awards for each Named Executive Officer outstanding as of the end of 2006.

	Option Awards					Stock Awards
(a) Name	(b) Number of Securities Underlying Unexercised Options (#) Exercisable	(c) Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	(d) Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	(e) Option Exercise Price ($)	(f) Option Expiration Date	(g) Number of Shares or Units of Stock That Have Not Vested (#)	(h) Market Value of Shares or Units of Stock That Have Not Vested ($)	(i) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(j) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

J. Wayne Leonard	-	210,000		$68.89	1/26/2016
	55,066	110,134		$69.47	1/27/2015
	146,666	73,334		$58.60	3/02/2014
	195,000	-		$44.45	1/30/2013
	330,600	-		$41.69	2/11/2012
	330,600	-		$37.00	1/25/2011
	330,600	-		$23.00	1/27/2010
	255,000	-		$29.94	1/28/2009
								83,750(2)	$7,731,800
								85,700(3)	$7,911,824
						100,000(4)	$9,232,000

	Option Awards					Stock Awards
(a) Name	(b) Number of Securities Underlying Unexercised Options (#) Exercisable	(c) Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	(d) Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	(e) Option Exercise Price ($)	(f) Option Expiration Date	(g) Number of Shares or Units of Stock That Have Not Vested (#)	(h) Market Value of Shares or Units of Stock That Have Not Vested ($)	(i) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(j) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Leo P. Denault	-	50,000		$68.89	1/26/2016
	11,666	23,334		$69.47	1/27/2015
	26,666	13,334		$58.60	3/02/2014
	7,720	-		$52.40	1/25/2011
	3,604	-		$52.40	3/01/2009
	676	-		$52.40	2/11/2012
	8,330	-		$51.60	1/27/2010
	470	-		$51.60	3/01/2009
	9,800	-		$44.45	1/30/2013
	19,656	-		$41.69	2/11/2012
	5,434	-		$37.00	1/25/2011
								15,000(2)	$1,384,800
								15,000(3)	$1,384,800

Mark T. Savoff	-	30,000		$68.89	1/26/2016
	6,666	13,334		$69.47	1/27/2015
	21,200	10,600		$58.60	3/02/2014
								15,000(2)	$1,384,800
								15,000(3)	$1,384,800

Richard J. Smith	-	50,000		$68.89	1/26/2016
	13,333	26,667		$69.47	1/27/2015
	42,400	21,200		$58.60	3/02/2014
	7,640	-		$51.50	1/25/2011
	7,560	-		$51.50	8/30/2009
	7,577	-		$51.50	1/27/2010
	50,000	-		$44.45	1/30/2013
	8,013	-		$45.45	8/30/2009
	16,987	-		$45.45	1/27/2010
	70,000	-		$41.69	2/11/2012
	39,428	-		$37.00	1/25/2011
								15,000(2)	$1,384,800
								15,000(3)	$1,384,800

Gary J. Taylor	-	50,000		$68.89	1/26/2016
	11,666	23,334		$69.47	1/27/2015
	26,666	13,334		$58.60	3/02/2014
	26,900	-		$44.45	1/30/2013
	34,600	-		$41.69	2/11/2012
	26,667	-		$37.00	1/25/2011
								15,000(2)	$1,384,800
								15,000(3)	$1,384,800

(1)	Each option grant has a ten year term and vests at the rate of one-third of the option grant per year beginning on the first anniversary of the grant date.
(2)

Consists of performance units that will pay out at the end of 2008 only if, and to the extent that, we satisfy performance conditions as described under "Equity Compensation - Performance Unit Program" in Compensation Discussion and Analysis.

(3)

Consists of performance units that will pay out at the end of 2007 only if, and to the extent that, we satisfy performance conditions as described under "Equity Compensation - Performance Unit Program" in Compensation Discussion and Analysis.

(4)	Consists of RUs granted under the EOP, 50,000 of which will vest in August 2008 and the remainder of which will vest in August 2009.

2006 Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options and each vesting of stock during 2006 for the Named Executive Officers.

	Options Awards		Stock Awards
(a) Name	(b) Number of Shares Acquired on Exercise (#)	(c) Value Realized on Exercise ($)	(d) Number of Shares Acquired on Vesting (#) (1)	(e) Value Realized on Vesting ($)

J. Wayne Leonard	-	-	54,644	$5,044,734

Leo P. Denault	-	-	10,139	$936,032

Mark T. Savoff	-	-	10,566	$975,453

Richard J. Smith	-	-	10,566	$975,453

Gary J. Taylor	-	-	10,566	$975,453

(1)	Represents the vesting of performance units for the 2004-2006 performance period (payable solely in cash based on the closing stock price of the Company on the date of vesting) under the PUP.

2006 Pension Benefits

The following table shows the present value as of December 31, 2006 of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each Named Executive Officer, under our retirement plans determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements. Information regarding these retirement plans is set forth in Compensation Discussion and Analysis under the heading "Benefits, Perquisites, Agreements and Post-Termination Plans -- Pension Plan, Pension Equalization Plan and System Executive Retirement Plan." In addition, this section includes information regarding early retirement options under the plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2006

J. Wayne Leonard (1)	Non-qualified supplemental retirement benefit	8.68	$ 18,773,200	$ -
	Qualified defined benefit plan	8.68	$ 144,400	$ -

Leo P. Denault (2)	Non-qualified SERP	22.83	$1,693,700	$ -
	Qualified defined benefit plan	7.83	$78,800	$ -

Mark T. Savoff	Non-qualified SERP	3.00	$331,500	$ -
	Qualified defined benefit plan	3.00	$38,300	$ -

Richard J. Smith (3)	Non-qualified PEP	30.25	$1,935,200	$ -
	Qualified defined benefit plan	7.33	$116,800	$ -

Gary J. Taylor (4)	Non-qualified SERP	16.75	$1,735,300	$ -
	Qualified defined benefit plan	6.75	$101,500	$ -

(1)

Pursuant to his retention agreement, Mr. Leonard is entitled to a non-qualified supplemental retirement benefit in lieu of participation in the Company's non-qualified supplemental retirement plans such as the SERP or the PEP. Currently, Mr. Leonard may separate from employment without a reduction in his non-qualified supplemental retirement benefit.

(2)

During 2006, Mr. Denault entered into an agreement granting an additional 15 years of service under the non-qualified SERP if he continues to work for an Entergy System company employer until age 55. This increased the present value of his benefit by $980,200.

(3)

Mr. Smith entered into an agreement granting 22.92 additional years of service under the non-qualified PEP providing an additional $898,300 above the present value of accumulated benefit he would receive under the non-qualified SERP.

(4)	Mr. Taylor entered into an agreement granting an additional 10 years of service under the SERP resulting in a $1,171,300 increase in the present value of his benefit.

Qualified Retirement Benefits

The qualified retirement plan is a funded defined benefit pension plan that provides benefits to most of the non-bargaining unit employees of Entergy System companies. All Named Executive Officers are participants in this plan. The pension plan provides a monthly benefit payable for the participant's lifetime beginning at age 65 and equal to 1.5% of the participant's five-year average monthly eligible earnings times such participant's years of service. Participants are 100% vested in their benefit upon completing 5 years of vesting service.

Normal retirement under the plan is age 65. Employees who terminate employment prior to age 55 may receive a reduced deferred vested retirement benefit payable as early as age 55 that is actuarially equivalent to the normal retirement benefit (i.e., reduced by 7% per year for the first 5 years preceding age 65, and reduced by 6% for each additional year thereafter). Employees who are at least age 55 with 10 years of vesting service upon termination from Entergy Corporation are entitled to a subsidized early retirement benefit beginning as early as age 55. The subsidized early retirement benefit is equal to the normal retirement benefit reduced by 2% per year for each year that early retirement precedes age 65.

Nonqualified Retirement Benefits

The Named Executive Officers are eligible to participate in certain nonqualified retirement benefit plans that provide retirement income, including the PEP and the SERP. Each of these plans is an unfunded nonqualified defined benefit pension plan that provides benefits to key management employees. In these plans, each described below, an executive is typically enrolled in one or more plans but only paid the amount due under the plan that provides the highest benefit. In general, upon disability, participants in the PEP and the SERP remain eligible for continued service credits until recovery or retirement. Generally, spouses of participants who die before commencement of benefits may be eligible for a portion of the participant's accrued benefit.

All of the Named Executive Officers (other than Mr. Leonard) participate in both the PEP and SERP.

The PEP

All of the Named Executive Officers (with the exception of Mr. Leonard) are participants in the PEP. The benefit provisions are substantially the same as the qualified retirement plan but provide two additional benefits: (a) "restorative benefits" intended to offset limitations on certain earnings that may be considered in connection with the qualified retirement plan and (b) supplemental credited service (if granted to an individual participant). The benefits under this plan are offset by benefits payable from the qualified retirement plan and may be offset by prior employer benefits. Participants may elect to receive their PEP benefit in the form of a monthly annuity or an actuarially equivalent lump sum payment. The PEP benefit attributable to supplemental credited service is not vested until age 65. Subject to the approval of the Entergy System company employer, an employee who terminates employment prior to age 65 may be vested in his or her benefit, with payment of the benefit beginning as early as age 55. Benefits payable prior to age 65 are subject to the same reductions as qualified plan benefits.

The SERP

All Named Executive Officers (except Mr. Leonard) are participants in the SERP. The SERP provides a monthly benefit payable for the employees' lifetime beginning at age 65, as further described in Compensation Discussion and Analysis. The SERP benefit is not vested until age 65. Subject to the approval of the Entergy System company employer, an employee who terminates his or her employment prior to age 65 may be vested in the SERP benefit, with payment of the benefit beginning as early as age 55. Benefits payable prior to age 65 are subject to the same reductions as qualified plan benefits. Further, in the event of a change in control, participants in the SERP are also eligible for subsidized early retirement as early as age 55 even if they do not currently meet the age or service requirements for early retirement under that plan or have company permission to separate from employment.

Mr. Leonard's Nonqualified Supplemental Retirement Benefit

Mr. Leonard's retention agreement (as further discussed below under "Potential Payments upon Termination or Change in Control") provides that, in lieu of his participation in the PEP and the SERP, upon the termination of his employment (unless such termination is for Cause, as defined in the agreement), he will be entitled to receive a benefit equal to 60% of his final three-year average compensation (as defined under the SERP) calculated as a single life annuity and available in a lump sum. This benefit will be reduced by other benefits to which he is entitled from the Entergy-sponsored qualified Pension Plan or prior employer plans.

Additional Information

For a description of the material terms and conditions of payments and benefits available under the retirement plans, including each plan's normal retirement payment and benefit, benefit formula and eligibility standards, specific elements of compensation included in applying the payment and benefit formula, and our policies with regard to granting extra years of credited service, see "Compensation Discussion and Analysis -- Benefits, Perquisites, Agreements and Post-Termination Plans -- Pension Plan, Pension Equalization Plan, and System Executive Retirement Plan." For a discussion of the relevant assumptions used in valuing these liabilities, see Note 11 to the Financial Statements in our Form 10-K for the year ended December 31, 2006.

2006 Nonqualified Deferred Compensation

The following table provides information regarding the EDCP and the EOP, which allow for the deferral of compensation for the Named Executive Officers. For additional information, see "Benefits, Perquisites, Agreements and Post-Termination Plans - Executive Deferred Compensation" in Compensation Discussion and Analysis.

All deferrals are credited to the applicable Entergy System company employer's non-funded liability account. Depending on the payment deferred, the Named Executive Officers may elect investment in either phantom Company common stock or one or more of several investment options under the Savings Plan. Within limitations of the program, participating Named Executive Officers may move funds from one deemed investment option to another. The participating Named Executive Officers do not have the ability to withdraw funds from the deemed investment accounts except within the terms provided in their deferral elections. Within the limitations prescribed by law as well as the program, participating Named Executive Officers have the option to make a successive deferral of these funds. Assuming a Named Executive Officer does not elect a successive deferral, the Entergy System company employer of the participant is obligated to pay the amount credited to the participant's account at the conclusion of their deferral. These payments are paid out of the general assets of the employer.

FICA and Medicare taxes are paid on all deferred amounts prior to their deferral. Applicable federal and state taxes are paid at the conclusion of their deferral. Employees are not eligible for a "match" of amounts that are deferred by them pursuant to the deferred compensation programs. With the exception of allowing for the deferral of federal and state taxes, the Company provides no additional benefit to the Named Executive Officers in connection with amounts deferred under the EDCP. The deemed investment options available to participating Named Executive Officers are limited to certain deemed investment options that are available to all non-officer employees under the Savings Plan. Deferred amounts are deemed credited with earnings or losses based on the rate of return of deemed investment options (under the EDCP) or Entergy Corporation common stock (under the EOP or 2007 Equity Plan). In 2006, the Personnel Committee approved a number of recommendations to simplify the deferral programs and reduce the number of options available to the Named Executive Officers.
Name (a)	Executive Contributions in 2006 (1) (b)	Registrant Contributions in 2006 (c)	Aggregate Earnings in 2006 (2) (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at December 31, 2006 (f)

J. Wayne Leonard	$ -	$ -	$4,089,784	$ -	$15,023,766

Leo P. Denault	$ -	$ -	$831,366	$ -	$3,773,268

Mark T. Savoff	$ -	$ -	$5,608	$ -	$20,255

Richard J. Smith	$160,160	$ -	$1,655,886	$ -	$7,252,378

Gary J. Taylor	$ -	$ -	$325,624	($720,918)	$3,150,816

(1)	Amounts in this column are included in columns (c) and (g) in the 2005 Summary Compensation Table for Mr. Smith.
(2)	Amounts in this column are not included in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

We have entered into individual retention agreements with Mr. Leonard, Mr. Denault and Mr. Smith. In addition, the Company has plans and other arrangements that provide compensation to the Named Executive Officers if the officer's employment is terminated under specified conditions, including in the event of a change in control of the Company. In accordance with Code section 409A, the Named Executive Officers have made benefit payment elections with respect to certain deferred compensation benefits to which they may be entitled and may not receive such benefits until six months following the date of their separation from service.

Retention Agreements

J. Wayne Leonard

Mr. Leonard's retention agreement provides that if his employment with the Company is terminated for any reason other than for cause, he will be entitled to a non-qualified supplemental retirement benefit in lieu of participation in the Company's non-qualified supplemental retirement plans such as the SERP or the PEP. If Mr. Leonard's employment is terminated by Entergy for cause, he will forfeit his non-qualified supplemental retirement benefit and be entitled only to any accrued and unpaid salary, compensation and benefits payable to him through the termination date, and normal post-termination compensation and benefits as such payments become due in accordance with our retirement, insurance and other compensation or benefit plans, programs and arrangements in which he participates.

Mr. Leonard's non-qualified supplemental retirement benefit is calculated as a single life annuity equal to 60% of his final monthly compensation (as defined under the SERP), reduced to account for benefits payable to Mr. Leonard under the Company's and a former employer's qualified pension plans. The benefit is payable in a single lump sum, or as periodic payments, as elected by Mr. Leonard in accordance with Internal Revenue Code Section 409A. If elected, periodic payments will be due for Mr. Leonard's life, and then a reduced benefit of 50% will be due for the life of his spouse. Because Mr. Leonard attained the age of 55 during 2005, Mr. Leonard is currently entitled under his retention agreement to his non-qualified supplemental retirement benefit if he were to leave Entergy System company employment other than as the result of a termination for cause.

The retention agreement with Mr. Leonard further provides that, subject to the provisions of Internal Revenue Code Section 409A, if his employment is terminated while a change in control is pending (i) by him for good reason, (ii) by the Company other than for cause, or (iii) on account of disability or death, he will also be entitled to:

  a lump sum cash severance payment equal to 2.99 times the sum of his base salary plus the greatest of (i) the annual incentive award actually awarded to him for the fiscal year prior to the termination date, (ii) his target annual incentive award for the fiscal year in which the termination date occurs and (iii) his target annual incentive award for the fiscal year within which falls the 90th day preceding a change in control;
  a pro rata annual incentive award, based on an assumed maximum annual achievement of applicable performance goals;
  the number of performance units awarded to him with respect to any performance period that includes the termination date, based upon an assumed target payout level with respect to such performance periods (or based upon an assumed maximum payout level under certain circumstances surrounding a change in control);
  the vesting of, and lapse of restrictions on, all restricted shares, stock options and other awards (excluding performance units) granted prior to the date of termination, and the extension of the period during which stock options shall be exercisable for the remainder of the ten-year term extending from the grant date;
  any accrued and unpaid salary, compensation and benefits payable to him through the termination date; and
  normal post-termination compensation and benefits as such payments become due in accordance with our retirement, insurance and other compensation or benefit plans, programs and arrangements.

Leo P. Denault

The retention agreement with Mr. Denault provides that, if Mr. Denault's employment is terminated prior to his attainment of age 55 (i) by him for good reason or (ii) by his Entergy System company employer other than for cause or disability, he will be entitled to:

  a lump sum cash severance payment equal to 2.99 times the sum of his base salary plus the greatest of (i) the annual incentive award actually awarded to him for the fiscal year prior to the termination date, (ii) his target annual incentive award for the fiscal year in which the termination date occurs and (iii) his target annual incentive award for the fiscal year in which the retention agreement became effective;
  the number of performance units awarded to him with respect to any performance period that includes the termination date, based upon an assumed target payout level with respect to such performance periods;
  the vesting of, and lapse of restrictions on, all restricted shares, stock options and other awards (excluding performance units) granted under the 2007 Plan (but not the EOP) prior to the date of termination;
  any accrued and unpaid salary, compensation and benefits payable to him through the termination date;
  normal post-termination compensation and benefits as such payments become due in accordance with our retirement, insurance and other compensation or benefit plans, programs and arrangements; and
  COBRA continuation coverage, as subsidized by us, for a period ending on the earlier of the applicable COBRA continuation period or 18 months from his termination date.

If Mr. Denault's employment is terminated (i) on or after he attains age 55, (a) by him for good reason or (b) by his Entergy System company employer other than for cause or disability, or (ii) at any time on account of death or disability, he will instead be entitled to:

  15 additional "Years of Service" under the SERP for purposes of computing his SERP benefit, and (except for termination as a result of death) automatic permission to retire for the purpose of being eligible to receive benefits then payable under the SERP;
  the number of performance units awarded to him with respect to any performance period that includes the termination date, based upon an assumed target payout level with respect to such performance periods;
  the vesting of, and lapse of restrictions on, all restricted shares, stock options and other awards (excluding performance units) granted under the 2007 Plan (but not the EOP) prior to the date of termination;
  any accrued and unpaid salary, compensation and benefits payable to him through the termination date; and
  normal post-termination compensation and benefits as such payments become due in accordance with our retirement, insurance and other compensation or benefit plans, programs and arrangements.

If Mr. Denault's employment is terminated (i) for cause at any time or (ii) before age 55 by him other than for good reason, death or disability, then he will be entitled only to:

  any accrued and unpaid salary, compensation and benefits payable to him through the termination date; and
  normal post-termination compensation and benefits as such payments become due in accordance with our retirement, insurance and other compensation or benefit plans, programs and arrangements.

If his employment is terminated for any reason on or after age 55 other than (i) by him for good reason, (ii) by his Entergy System company employer other than for cause or disability or (iii) on account of his death, he will be entitled to:

  15 additional "Years of Service" under the SERP for purposes of computing his SERP benefit;
  any accrued and unpaid salary, compensation and benefits payable to him through the termination date; and
  normal post-termination compensation and benefits as such payments become due in accordance with our retirement, insurance and other compensation or benefit plans, programs and arrangements.

Richard J. Smith

The retention agreement with Mr. Smith provides that Mr. Smith will be paid a retention payment of $525,000 on each of the first three anniversaries of a change in control if he remains employed by the surviving company on each of those dates. The agreement also provides that upon termination of employment while a change in control is pending and for three years following a change in control (a) by Mr. Smith for good reason or by his Entergy System company employer other than for cause, or (b) on account of Mr. Smith's death or disability, he will be entitled to:

  a lump sum cash payment equal to the unpaid installments, if any, of the retention payments described above;
  the number of performance units awarded to him with respect to any performance period that includes the termination date, based upon an assumed target payout level with respect to such performance periods;
  the vesting of, and lapse of restrictions on, all restricted shares, stock options and other awards (excluding performance units) granted prior to the date of termination, and the extension of the period during which stock options shall be exercisable for the remainder of the ten-year term extending from the grant date;
  any accrued and unpaid salary, compensation and benefits payable to him through the termination date; and
  normal post-termination compensation and benefits as such payments become due in accordance with our retirement, insurance and other compensation or benefit plans, programs and arrangements.

If Mr. Smith's employment is terminated at any time for cause or by him without good reason, he will be entitled only to:

  any accrued and unpaid salary, compensation and benefits payable to him through the termination date; and
  normal post-termination compensation and benefits as such payments become due in accordance with our retirement, insurance and other compensation or benefit plans, programs and arrangements.

In addition to the payments and benefits described above, each of the retention agreements entitles the officer to receive a "gross-up" payment to compensate him for any excise tax imposed on payments or benefits received pursuant to the agreement or any other plan, arrangement or agreement with us. Furthermore, each officer will be subject to non-competition and non-disparagement provisions for a period of two years following the termination date. If the officer violates either of these provisions, he will forfeit future payments under the agreement and must repay amounts previously paid (in each case, other than accrued and unpaid compensation and normal post-retirement benefits). The definitions of "cause," "good reason" and "disability" in each of these agreements are substantially the same as the definitions of such terms in our SECPs, as discussed below under "Termination Related to a Change in Control."

Termination Related to a Change in Control

All of our Named Executive Officers participate in one of the Company's two System Executive Continuity Plans (the "SECPs"), which entitle them to certain benefits if their employment is terminated other than for "cause" or if they terminate their employment for "good reason," in each case within a "change in control period" (defined as the period commencing 90 days prior and ending 24 months following a change in control). Generally, a "change in control" is defined to include (i) the purchase of 25% or more of either our common stock or the combined voting power of our voting securities, (ii) the merger or consolidation of the Company (unless the individuals serving on the Board of Directors of Entergy Corporation constitute at least a majority of the board of directors of the surviving entity), (iii) the liquidation, dissolution or sale of all or substantially all of the Company's assets, or (iv) a change in the composition of the Board such that during any two-year period, the individuals serving at the beginning of such period cease to constitute a majority of the Board of Directors of Entergy Corporation.

Under the SECPs, a Named Executive Officer's employment may be terminated for "cause" if he or she engages in any of a list of certain specified activities, including (i) the willful and continuing failure to substantially perform his or her duties that has not been cured within 30 days of receiving written demand from the Board of Directors of Entergy Corporation, (ii) willfully engaging in conduct that is demonstrably and materially injurious to the Company or any of its subsidiaries, (iii) a conviction of or guilty plea to a felony or other crime that may have a material adverse effect on the executive's ability to carry out his or her duties or on the Company's reputation, (iv) a material violation of any agreement with the Company or any of its subsidiaries, or (v) unauthorized disclosure of the Company's confidential information.

Under the SECPs, a Named Executive Officer may terminate his or her employment for "good reason" related to a change in control if, without his or her express written consent, (i) the nature or status of his or her duties and responsibilities is substantially altered or reduced from those enjoyed prior to the change in control, (ii) his or her base salary is reduced 5% or more, (iii) he or she is required to be based at a location outside of the continental United States and other than his or her primary work location prior to the change in control, (iv) any compensation plan in which he or she participated prior to the change in control is discontinued, unless an equitable arrangement has been made with respect to such plan, or his or her participation in any such plan is materially less favorable than prior to the change in control, (v) he or she is not provided with benefits substantially similar to those enjoyed prior to the change in control or the number of vacation days to which he or she is entitled prior to the change in control, or (vi) his or her employment is purported to be terminated other than in accordance with the requirements of the SECP.

If a Named Executive Officer's employment is terminated other than for cause, or if he or she terminates his or her employment for good reason, in each case related to a change in control, he or she is entitled under the SECPs and the EOP to:

  a cash severance payment equal to three times base salary and target bonus payable in a single sum distribution, except that this cash severance payment is limited to 2.99 times the sum of base salary and applicable annual incentive bonus for participants who have joined an SECP since March 2004 and for Mr. Leonard and Mr. Denault, who elected to be subject to this limitation;
  the number of performance units granted under the PUP with respect to any period that precedes or includes the beginning of the change in control period, based on the assumed achievement of applicable performance targets, but subject to forfeiture as described below;
  with the exception of performance units, immediate vesting of and the lifting of restrictions on all awards granted under the EOP;
  continued medical and dental insurance coverage for three years, but subject to offset for any similar coverage provided by the executive's new employer;
  the normal post-termination compensation and benefits determined under, and paid in accordance with, our retirement, insurance and other compensation or benefits plans, programs and arrangements; and
  a "gross-up" payment to compensate for any excise taxes incurred by the executive as a result of payments or benefits received in connection with the change in control or the executive's termination of employment (whether pursuant to the terms of the SECPs or any other plan, arrangement or agreement).

The executive may elect to receive all awards payable to him or her under the EOP on the first day of any month following his or her termination other than for cause or for good reason related to a change in control. Perquisites are not available after the separation date.

Under certain circumstances, the payments and benefits received by a Named Executive Officer pursuant to the SECPs may be forfeited and, in certain cases, subject to repayment. Benefits are no longer payable under the SECPs, and unvested performance units under the PUP are subject to forfeiture, if (i) the executive accepts employment with the Company or any of its subsidiaries, (ii) the executive elects to receive the benefits of another severance or separation program, (iii) the executive removes, copies or fails to return any property belonging to the Company or any of its subsidiaries, (iv) the executive discloses non-public data or information concerning the Company or any of its subsidiaries or (v) the executive violates his or her non-competition provision, which provisions generally run for two years but extend to three years if permissible under applicable law. Furthermore, if the executive discloses non-public data or information concerning the Company or any of its subsidiaries or violates his or her non-competition provision, he or she is required to repay any benefits previously received under the SECPs.

In addition to participation in the SECPs, upon completion of a transaction resulting in a change in control of the Company, benefits already accrued under our SERP, PEP and Supplemental Retirement Plan, if any, and awards granted under the EOP, if any, will become fully vested if the executive is involuntarily terminated without "cause" or terminates employment for "good reason" (as such terms are defined in such plans, which correspond to the definitions for such terms included in the SECPs).

Termination Not Related to a Change in Control

The Company's compensation, benefit and retirement plans, including without limitation the Pension Plan, the PEP, the SERP, the EAIP, the PUP, the EOP, the 2007 Equity Plan and the terms of the individual grants thereunder (the "General Compensation Plans"), describe the treatment of outstanding awards or benefits granted under those plans if the participant's employment is terminated due to one of the triggering events described below. In the event of any inconsistency with the descriptions below and the description of payments and benefits above to which Mr. Leonard, Mr. Denault and Mr. Smith are entitled pursuant to the terms of their respective retention agreements with respect to any termination event, the terms of the retention agreements control.

Termination for Cause

If a Named Executive Officer's employment is terminated for "cause" (as defined in the SECPs and described above under "Termination Related to a Change in Control"), he or she is generally entitled under the General Compensation Plans to the same compensation and separation benefits described below under "Voluntary Resignation."

Voluntary Resignation

If a Named Executive Officer voluntarily resigns from his Entergy System company employer, he or she is entitled under the General Compensation Plans to all accrued benefits and compensation as of the separation date, including qualified pension benefits (if any) and other post-employment benefits on terms consistent with those generally available to our other salaried employees. In the case of voluntary resignation, the officer would forfeit all unvested stock options and RUs as well as any perquisites to which he or she is entitled as an officer. In addition, the officer would forfeit, except as described below, his or her right to receive incentive payments under the PUP or the EAIP. If the officer resigns after the completion of an EAIP or PUP performance period, he or she could receive a payout under the PUP based on the outcome of the performance cycle and could, at the Company's discretion, receive an annual incentive payment under the EAIP. Any vested stock options held by the officer as of the separation date will expire the earlier of ten years from date of grant or 90 days from the last day of active employment.

Retirement

Under our retirement plans, a Named Executive Officer's eligibility for retirement benefits is based on a combination of age and years of service. Normal retirement is defined as age 65. Early retirement is defined under the qualified retirement plan as minimum age 55 with 10 years of service and in the case of the SERP and the supplemental credited service under the PEP, the consent of Entergy System company employer.

Upon a Named Executive Officer's retirement, he or she is entitled under the General Compensation Plans to all accrued benefits and compensation as of the separation date, including qualified pension benefits and other post-employment benefits consistent with those generally available to salaried employees. The annual incentive payment under the EAIP is pro-rated based on the actual number of days employed during the performance year in which the retirement date occurs. Similarly, payments under the PUP are pro-rated based on the actual number of days employed, in each outstanding performance cycle, in which the retirement date occurs. In each case, payments are delivered at the conclusion of each annual or performance cycle, consistent with the timing of payments to active participants in the EAIP and the PUP, respectively.

Unvested stock options issued under our EOP vest on the retirement date and expire ten years from the grant date. Any RUs held (other than those issued by the PUP) by the executive upon his or her retirement are forfeited, and perquisites (other than short-term financial counseling services) are not available following the separation date.

Disability

If a Named Executive Officer's employment is terminated due to disability, he or she is generally entitled under the General Compensation Plans to the same compensation and separation benefits described above under "Retirement," except that restricted units may be subject to specific disability benefits (as noted, where applicable, in the tables below).

Death

If a Named Executive Officer dies while actively employed by an Entergy System company employer, he or she is generally entitled under the General Compensation Plans to the same compensation and separation benefits described above under "Retirement," except that (i) all unvested stock options are forfeited, (ii) vested stock options will expire the earlier of ten years from the grant date or three years following the executive's death and (iii) RUs may be subject to specific death benefits (as noted, where applicable, in the tables below).

Estimated Payments

The tables below reflect the amount of compensation each Named Executive Officer would receive upon the occurrence of the specified separation triggering events, based on available programs and specific agreements with each executive. The tables assume the separation was effective on December 29, 2006, the last business day of our last fiscal year, and our stock price is $92.32, which was the closing market price on such date.

J. Wayne Leonard
Chairman and Chief Executive Officer

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which our Chairman and Chief Executive Officer would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 29, 2006:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(7)	Disability	Death	Termination Related to a Change in Control

Annual Incentive Payment(2)	---	---	---	---	---	---	$2,366,000
Severance Payment(3)	---	---	---	---	---	---	$7,074,340
Performance Units:(4)
2005-2007 PUP	---	---	---	---	$2,111,051	$2,111,051	$3,166,576
2006-2008 PUP	---	---	---	---	$1,030,907	$1,030,907	$3,092,720

Unvested Stock Options(5)	---	---	---	---	$9,909,684	---	$9,909,684
Unvested Restricted Units(6)	---	---	$9,232,000	---	$9,232,000	$9,232,000	$9,232,000
280G Tax Gross-up	---	---	---	---	---	---	---

[1]

In addition to the payments and benefits in the table, Mr. Leonard also would have been entitled to receive his vested pension benefits. However, a "for cause" termination would result in forfeiture of the supplemental retirement benefit. For additional information regarding Mr. Leonard's vested benefits and awards, see "2006 Pension Benefits."

[2]

In the event of a termination related to a change in control, Mr. Leonard would have been entitled under his retention agreement to receive a lump sum payment of his cash annual incentive bonus under the EAIP calculated at maximum annual bonus opportunity. For purposes of this table, we have calculated the award in accordance with this agreement at 200% of target opportunity and assumed a base salary of $1,183,000.

[3]

In the event of a termination related to a change in control, Mr. Leonard would have been entitled to receive pursuant to his retention agreement a lump sum severance payment equal to the sum of 2.99 times his base salary plus target annual incentive (calculated at 100% of his base salary).

[4]

In the event of a termination related to a change in control, Mr. Leonard would have been entitled to receive under the terms of his retention agreement a lump sum payment relating to his performance units under PUP. The payment is calculated as if all performance goals relating to the particular PUP cycles were achieved at target level for the entire performance period. For purposes of the table, we have calculated the value of Mr. Leonard's awards as follows:

2005 - 2007 Plan - 34,300 performance nits at target, assuming a stock price of $92.32

2006 - 2008 Plan - 33,500 performance nits at target, assuming a stock price of $92.32

For scenarios other than a termination related to a change in control, participants in the PUP, including Mr. Leonard, are eligible to receive an award as defined by the terms and conditions of the PUP; however, the award is not enhanced or accelerated by the termination event. With respect to death or disability, the award is pro-rated based on the number of months of participation in each PUP performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period.

[5]

In the event of disability or a termination related to a change in control, Mr. Leonard's unvested stock options would immediately vest pursuant to his retention agreement. For purposes of this table, we assumed that Mr. Leonard exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 29, 2006, and the applicable exercise price of each option share.

[6]

Mr. Leonard's 100,000 RUs vest 50% in 2008 and 50% in 2009. Pursuant to his restricted unit agreement, any unvested RUs will vest immediately in the event of the termination of Mr. Leonard's employment by Mr. Leonard for good reason, by the Company other than for cause, or by reason of his death or disability.

[7]

As of December 29, 2006, Mr. Leonard is not eligible to receive retirement benefits pursuant to the terms of the Company's qualified retirement plan; consequently, compensation and benefits available under this scenario are substantially the same as available with a voluntary resignation.

Leo P. Denault
Executive Vice President and Chief Financial Officer

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which our Executive Vice President and Chief Financial Officer would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 29, 2006:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause(5)	Retirement(6)	Disability	Death	Termination Related to a Change in Control(5)

Severance Payment(2)	---	---	$2,775,318	---	---	---	$2,775,318
Performance Units:(3)
2005-2007 PUP	---	---	$553,920	---	$553,920	$553,920	$553,920
2006-2008 PUP	---	---	$553,920	---	$553,920	$553,920	$553,920

Unvested Stock Options(4)	---	---	$2,154,304	---	$2,154,304	$2,154,304	$2,154,304
280G Tax Gross-up	---	---	---	---	---	---	$2,287,248

[1]

In addition to the payments and benefits in the table, Mr. Denault also would have been entitled to receive his vested pension benefits. For a description of the pension benefits available to Named Executive Officers, see "2006 Pension Benefits." If Mr. Denault's employment were terminated under certain conditions relating to a change in control, he would also be eligible for early retirement benefits, which are described in "2006 Pension Benefits." If Mr. Denault's employment were terminated "for cause," he would forfeit his supplemental credited service and SERP supplemental benefits.

[2]

In the event of a termination related to a change in control or a termination for good reason or not for cause, Mr. Denault would be entitled to receive pursuant to his retention agreement a lump sum severance payment equal to 2.99 times the sum of his base salary plus annual incentive, calculated at target opportunity.

[3]

In the event of a termination related to a change in control or a termination for good reason or other than for cause, disability or death, Mr. Denault is entitled to receive under the terms of his retention agreement a lump sum payment relating to his performance units. The payment is calculated as if all performance goals relating to the particular PUP cycle were achieved at target level for the entire performance period. For purposes of the table, the value of Mr. Denault's performance units has been calculated as follows:

2005 - 2007 Plan - 6,000 performance units at target, assuming a stock price of $92.32

2006 - 2008 Plan - 6,000 performance units at target, assuming a stock price of $92.32

[4]

In the event of termination related to a change in control, termination for good reason or other than for cause, disability or death, Mr. Denault's unvested stock options would immediately vest pursuant to his retention agreement. For purposes of this table, we assumed that Mr. Denault exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 29, 2006, and the applicable exercise price of each option share.

[5]

Pursuant to his retention agreement, in a termination other than for cause, Mr. Denault would have been eligible to receive company subsidized COBRA benefits for a period of 18 months the value of which as of December 29, 2006 was $12,727. In a change in control qualifying event, Mr. Denault would be eligible to receive subsidized medical and dental benefits for a period of 36 months, the value of which as of December 29, 2006 was $25,453.

[6]

As of December 29, 2006 Mr. Denault is not eligible to receive retirement benefits pursuant to the terms of the Company's qualified retirement plan; consequently, compensation and benefits available under this scenario are substantially the same as available with a voluntary resignation.

Mark T. Savoff
Executive Vice President, Operations

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which our Executive Vice President, Operations would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 29, 2006:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(6)	Disability	Death	Termination Related to a Change in Control(5)

Severance Payment(2)	---	---	---	---	---	---	$2,601,000
Performance Units:(3)
2005-2007 PUP	---	---	---	---	$369,280	$369,280	$553,920
2006-2008 PUP	---	---	---	---	$184,640	$184,640	$553,920

Unvested Stock Options(4)	---	---	---	---	$1,365,014	---	$1,365,014
280G Tax Gross-up	---	---	---	---	---	---	$1,854,070

[1]

In addition to the payments and benefits in the table, Mr. Savoff would also have been entitled to receive his vested pension benefits. For a description of the pension benefits available to Named Executive Officers, see "2006 Pension Benefits." If Mr. Savoff's employment were terminated under certain conditions relating to a change in control, he would also be eligible for early retirement benefits, which are described in "2006 Pension Benefits." If Mr. Savoff's employment were terminated "for cause," he would forfeit his SERP and other similar supplemental benefits.

[2]

In the event of a termination related to a change in control, Mr. Savoff would be entitled to receive pursuant to the System Executive Continuity Plan a lump sum severance payment equal to three times the sum of his base salary plus annual incentive, calculated at target opportunity.

[3]

In the event of a termination related to a change in control, termination for good reason or other than for cause, disability or death, Mr. Savoff would have been entitled to receive pursuant to the System Executive Continuity Plan a lump sum payment relating to his performance units under PUP. The payment is calculated as if all performance goals relating to the particular PUP cycles were achieved at target level for the entire performance period. For purposes of the table, we have calculated the value of Mr. Savoff's awards as follows:

2005 - 2007 Plan - 6,000 performance units at target, assuming a stock price of $92.32

2006 - 2008 Plan - 6,000 performance units at target, assuming a stock price of $92.32

For scenarios other than a termination related to a change in control, participants in the PUP, including Mr. Savoff, are eligible to receive an award as defined by the terms and conditions of the PUP. With respect to death or disability, the award is pro-rated based on the number of months of participation in each PUP performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period.

[4]

In the event of disability or a change in control qualifying event, Mr. Savoff's unvested stock options would immediately vest. For purposes of this table, we assumed that Mr. Savoff exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 29, 2006, and the applicable exercise price of each option share.

[5]

Pursuant to the System Executive Continuity Plan, in a change in control qualifying event, Mr. Savoff would be eligible to receive subsidized medical and dental benefits for a period of 36 months, the value of which as of December 29, 2006 was $43,263.

[6]

As of December 29, 2006 Mr. Savoff is not eligible to retire from Entergy's qualified retirement plan; consequently, compensation and benefits available under this scenario are substantially the same as available with a voluntary resignation.

Richard J. Smith
Group President, Utility Operations

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which our Group President, Utility Operations would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 29, 2006:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(5)	Disability	Death	Termination Related to a Change in Control

Severance Payment(2)	---	---	---	---	---	---	$1,575,000
Performance Units:(3)
2005-2007 PUP	---	---	---	---	$369,280	$369,280	$553,920
2006-2008 PUP	---	---	---	---	$184,640	$184,640	$553,920

Unvested Stock Options(4)	---	---	---	---	$2,495,705	---	$2,495,705
280G Tax Gross-up	---	---	---	---	---	---	$2,370,633

[1]

In addition to the payments and benefits in the table, Mr. Smith also would have been entitled to receive his vested pension benefits. For a description of the pension benefits available to Named Executive Officers, see "2006 Pension Benefits." If Mr. Smith's employment were terminated under certain conditions relating to a change in control, he would also be eligible for early retirement benefits, which are described in "2006 Pension Benefits." If Mr. Smith's employment were terminated "for cause," he would forfeit his supplemental credited service and SERP supplemental benefits.

[2]	In the event of a termination related to a change in control, Mr. Smith would be entitled to receive pursuant to his retention agreement a lump sum severance payment equal $1,575,000.
[3]

In the event of a termination related to a change in control, Mr. Smith would have been entitled to receive pursuant to the System Executive Continuity Plan a lump sum payment relating to his performance units under the PUP. The payment is calculated as if all performance goals relating to the particular PUP cycles were achieved at target level for the entire performance period. For purposes of the table, the value of Mr. Smith's awards has been calculated as follows:

2005 - 2007 Plan - 6,000 performance units at target, assuming a stock price of $92.32

2006 - 2008 Plan - 6,000 performance units at target, assuming a stock price of $92.32

For scenarios other than a termination related to a change in control, participants in the PUP, including Mr. Smith, are eligible to receive an award as defined by the terms and conditions of the PUP. With respect to death or disability, the award is pro-rated based on the number of months of participation in each PUP performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period.

[4]

In the event of disability or a change in control qualifying event, Mr. Smith's unvested stock options would immediately vest. For purposes of this table, it was assumed that Mr. Smith exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 29, 2006, and the applicable exercise price of each option share.

[5]

As of December 29, 2006 Mr. Smith is not eligible to retire from the Company's qualified retirement plan; consequently, compensation and benefits available under this scenario are substantially the same as available with a voluntary resignation.

Gary J. Taylor
Executive Vice President, Chief Nuclear Officer

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which our Executive Vice President, Chief Nuclear Officer would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 29, 2006:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(6)	Disability	Death	Termination Related to a Change in Control(5)

Severance Payment(2)	---	---	---	---	---	---	$2,664,750
Performance Units:(3)
2005-2007 PUP	---	---	---	---	$369,280	$369,280	$553,920
2006-2008 PUP	---	---	---	---	$184,640	$184,640	$553,920

Unvested Stock Options(4)	---	---	---	---	$2,154,304	---	$2,154,304
280G Tax Gross-up	---	---	---	---	---	---	$3,231,242

[1]

In addition to the payments and benefits in the table, Mr. Taylor would also have been entitled to receive his vested pension benefits. For a description of the pension benefits available to Named Executive Officers, see "2006 Pension Benefits." If Mr. Taylor's employment were terminated under certain conditions relating to a change in control, he would also be eligible for early retirement benefits, which are described in "2006 Pension Benefits." If Mr. Taylor's employment were terminated "for cause," he would forfeit his SERP and other similar supplemental benefits.

[2]

In the event of a termination related to a change in control, Mr. Taylor would be entitled to receive pursuant to the System Executive Continuity Plan a lump sum severance payment equal to three times the sum of his base salary plus annual incentive, calculated at target opportunity.

[3]

In the event of a change in control, Mr. Taylor would have been entitled to receive pursuant to the System Executive Continuity Plan a lump sum payment relating to his performance units under PUP. The payment is calculated as if all performance goals relating to the particular PUP cycles were achieved at target level for the entire performance period. For purposes of the table, we have calculated the value of Mr. Taylor's awards as follows:

2005 - 2007 Plan - 6,000 performance units at target, assuming a stock price of $92.32

2006 - 2008 Plan - 6,000 performance units at target, assuming a stock price of $92.32

For scenarios other than a termination related to a change in control, participants in the PUP, including Mr. Taylor, are eligible to receive an award as defined by the terms and conditions of the PUP. With respect to death or disability, the award is pro-rated based on the number of months of participation in each PUP performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period.

[4]

In the event of disability or a change in control qualifying event, Mr. Taylor's unvested stock options would immediately vest. For purposes of this table, we assumed that Mr. Taylor exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 29, 2006, and the applicable exercise price of each option share.

[5]

Pursuant to the System Executive Continuity Plan, in a change in control qualifying event, Mr. Taylor would be eligible to receive subsidized medical and dental benefits for a period of 36 months, the value of which as of December 29, 2006 was $32,175.

[6]

As of December 29, 2006 Mr. Taylor is not eligible to retire from the Company's qualified retirement plan; consequently, compensation and benefits available under this scenario are substantially the same as available with a voluntary resignation.

2006 NON-EMPLOYEE DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

Cash Compensation Paid to Board Members

Quarterly Cash Retainer. Each non-employee director receives a quarterly cash retainer equal to the value of 75 shares of our common stock.

Meeting Attendance Fees. In addition to receiving a quarterly cash retainer, each non-employee director receives a fee for attending Board and Committee Meetings:
Meeting	Fee
Board Meetings	$1,500
Committee Meetings (1) (in conjunction with Board meetings)	$1,000
Committee Meetings (1) (different location from Board and other committee meetings)	$2,000
Telephone Meetings	One-half of applicable fees

(1) If a director attends a meeting of a committee on which that director does not serve as a member, he or she receives one-half of the applicable fees of an attending member.

Presiding Director and Chair Cash Retainers. Each of the Presiding Director and the chairs of the Audit Committee and Nuclear Committee receives an annual cash retainer fee of $10,000. Each of the chairs of the Personnel Committee, Corporate Governance Committee and Finance Committee receives an annual cash retainer of $5,000.

Equity-Based Compensation

All non-employee directors receive two types of equity-based compensation grants: common stock and phantom units (which are the economic equivalent of one share of our common stock).

Common Stock. Each non-employee director receives a quarterly grant of 150 shares of common stock. Directors may defer receipt of these shares subject to certain conditions. Deferred shares accrue dividend equivalents until the shares are received.

Phantom Units. Under the Service Recognition Program for Outside Directors, non-employee directors are credited with 800 phantom units representing shares of common stock for each year of service on the Board. After five years, the director's rights in the phantom units vest and he or she becomes entitled to receive, upon the conclusion of his or her service on the Board, the cash equivalent for each vested unit of one share of Common Stock on the date of the director's retirement or separation from the Board. Phantom units accumulate dividend equivalents. In the event of a change in control (as defined in the plan) and the termination of the director's service, the phantom units vest and become immediately payable.

Other Benefits

Non-employee directors receive $1,500 for participation in director education programs, director orientation or business sessions, inspection trips or conferences not held on the same day as a Board meeting.

The Company also reimburses non-employee directors for their expenses in attending Board and committee meetings, director education programs and other Board-related activities. The Company also purchases director and officer liability insurance, life insurance, accidental death and disability insurance and aircraft accident insurance for its non-employee directors. In addition, each non-employee director may receive at Company's expense an annual physical.

2006 Director Compensation Table

The table below provides information regarding non-employee director compensation for the fiscal year ended December 31, 2006:

Name (1) (a)	Fees Earned or Paid in Cash ($) (2) (b)	Stock Awards ($) (5) (c)		Option Awards ($) (6) (d)	All Other Compensation ($) (7) (g)	Total ($) (h)
		Stock Grants(3)	Retirement Accruals (4)			Excluding Retirement Accruals	With Retirement Accruals
Maureen S. Bateman	$70,970	$46,439	$101,904	―	$2,623	$120,032	$221,936
W. Frank Blount	$84,970	$46,439	$410,264	―	$2,268	$133,677	$543,941
Simon D. deBree	$77,970	$46,439	$133,853	―	$7,692	$132,101	$265,954
Gary W. Edwards	$68,470	$46,439	$12,074	―	$2,870	$117,779	$129,853
Alexis M. Herman	$59,220	$46,439	$33,970	―	$2,954	$108,613	$142,583
Donald C. Hintz	$87,470	$46,439	$32,593	―	$14,470	$148,379	$180,972
Stuart L. Levenick	$67,470	$46,439	$4,415	―	$540	$114,449	$118,864
James R. Nichols	$72,220	$46,439	$449,209	―	$4,069	$122,728	$571,937
William A. Percy, II	$83,720	$46,439	$152,780	―	$1,036	$131,195	$283,975
W.J. "Billy" Tauzin	$64,470	$46,439	$6,579	―	$1,032	$111,941	$118,520
Steven V. Wilkinson	$94,220	$46,439	$53,107	―	$3,910	$144,569	$197,676
Robert v.d. Luft, (former director)	$158,536	$28,860	$316,690	$179,474	$11,566	$378,436	$695,126
Claiborne P. Deming (former director)	$15,047	$21,095	$193,201	―	$3,291	$39,433	$232,634
Kathleen A. Murphy (former director)	$103,792	$21,095	$301,940	―	$540	$125,427	$427,367

(1)

J. Wayne Leonard, the Company's Chairman and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Leonard as an employee of the Company is shown in the Summary Compensation table on page 25.

(2)

The amounts reported in column (b) consist of all fees earned or paid in cash for services as a director, including retainer fees, Presiding Director and Chair fees, and meeting fees, all of which are described under "Cash Compensation" above. With respect to Mr. Luft, a former director, these amounts include $116,667 paid to him as a separate annual cash retainer for his service as Chairman of the Board.

(3)	The amounts in this column represent the costs recognized in accordance with FAS 123(R) of the 150 shares of Common Stock granted on a quarterly basis to each non-employee director during 2006.
(4)

The amounts in this column represent the cost recognized in accordance with FAS 123(R) of retirement accruals for each director. The costs for each director varies based on his or her number of years of service on the Board, proximity to mandatory retirement age (as established under our Corporate Governance Guidelines) and changes in the market value of the Common Stock. As a result, the costs and the impact of changes in the market value of Common Stock are greater for directors who have accumulated multiple years of service on the Board and directors who are approaching retirement age. Under the Service Recognition Program for Outside Directors, each non-employee director is credited with 800 phantom units representing shares of Common Stock for each year of service on the Board. After five years, the director's rights in the phantom units vest and the director becomes entitled to receive, upon the conclusion of service on the Board, the cash equivalent of one share of Common Stock for each vested unit on the date of the director's retirement or separation.

(5)

The SFAS 123(R) grant date fair value of the 2006 stock and phantom unit awards was as follows:  Ms. Bateman $100,935; Mr. Blount $100,935; Mr. deBree $100,935; Mr. Edwards $89,423; Ms. Herman $100,935; Mr. Hintz $100,935; Mr. Levenick $89,423; Mr. Nichols $100,935; Mr. Percy $100,935; Mr. Tauzin $80,022; Mr. Wilkinson $100,935; Mr. Deming $75,591; Ms. Murphy $75,591; and Mr. Luft $83,356.  For a discussion of the relevant assumptions used in valuing these awards, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2006.

(6)

This amount represents the dollar amount recognized for financial statement reporting purposes of awards of stock options awarded to Mr. Luft, the Former Chairman of the Board, for service as Chairman of the Board in the fiscal year ended December 31, 2006. As of December 31, 2006, Mr. Luft held 240,900 stock options. The SFAS 123(R) grant date fair value of the 2006 option awards for Mr. Luft was $237,625.

(7)

These amounts consist of (a) Company paid physical exams and related expenses; (b) personal air travel and associated gross-up payments; and (c) Company paid premiums for $25,000 life insurance and $25,000 accidental death and disability insurance. For Mr. Luft, includes amounts paid by the Company for financial consulting services.

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each member of the Personnel Committee is an independent director. None of the Personnel Committee members has served as an officer of the Company, and none of the Company's executive officers has served as a member of a personnel committee or board of directors of any other entity, which has an executive officer serving as a member of the Company's Board of Directors.

TRANSACTIONS WITH RELATED PERSONS

Since December 31, 2005, neither the Company nor any of its affiliates has participated in any transaction involving an amount in excess of $120,000 in which any director or executive officer of the Company, any nominee for director, or any immediate family member of the foregoing had a material interest as contemplated by Item 404(a) of Regulation S-K ("Related Party Transactions").

Our Board of Directors has adopted policies and procedures for the review, approval or ratification of Related Party Transactions. Under these policies and procedures, the Corporate Governance Committee, or a subcommittee of the Board of Directors comprised of independent directors, reviews the transaction and either approves or rejects the transaction after taking into account the following factors:

  Whether the proposed transaction is on terms that are at least as favorable to the Company as those achievable with an unaffiliated third party;
  Size of the transaction and amount of consideration;
  Nature of the interest;
  Whether the transaction involves a conflict of interest;
  Whether the transaction involves services available from unaffiliated third parties; and
  Any other factors that the Corporate Governance Committee or subcommittee deems relevant.

The policy does not apply to (a) compensation and Related Party Transactions involving a director or an executive officer solely resulting from that person's service as a director or employment with the Company so long as the compensation is reported in the Company's filings with the SEC, (b) transactions involving the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority or (c) any other categories of transactions currently or in the future excluded from the reporting requirements of Item 404(a) of Regulation S-K.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of March 6, 2007, our records and other information available from external sources indicated that the following shareholders were the beneficial owners of more than five percent of our common stock. The information below is as reported in their filings with the SEC. We are not aware of any other beneficial owner of more than five percent of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
AXA Assurances I.A.R.D. Mutuelle ("AXA") 26, rue Drouot 75009 Paris, France (1)	10,413,719	5.0%

Barrow, Hanley, Mewhinney & Strauss, Inc. (2) ("BHM&S") One McKinney Plaza 3232 McKinney Avenue, 15th Floor Dallas, Texas 75204-2429	15,367,349	7.43%

FMR Corp. (3)	12,211,492	5.903%

(1)

AXA has indicated that it has sole voting power with respect to 6,649,377 shares; shared voting power with respect to 944,459 shares; sole dispositive power of 10,411,289 shares; and shared dispositive power of 2,430 shares.

(2)	BHM&S has indicated that it has sole voting power over 4,450,229 shares, sole power to dispose or direct the disposition of 10,917,120 shares and shared voting power over 10,917,120 shares.
(3)	FMR Corp. has indicated that it has sole voting power over 395,062 shares and sole power to dispose or to direct the disposition of 12,211,492 shares.

COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of our common stock and stock-based units as of December 31, 2006 for all directors and Named Executive Officers. Unless otherwise noted, each person had sole voting and investment power over the number of shares of common stock and stock-based units set forth across from his or her name.

Name	Shares (1)	Options Exercisable Within 60 Days	Stock Units (2)

Entergy Corporation
Maureen S. Bateman	3,900	-	4,800
W. Frank Blount	10,434	-	15,200
Simon D. deBree	2,383	-	3,837
Leo P. Denault	1,275	122,355	29,816
Gary W. Edwards	800	-	631
Alexis M. Herman	2,100	-	2,400
Donald C. Hintz	6,490	-	1,600
J. Wayne Leonard	13,725	1,768,598	159,707
Stuart L. Levenick	800	-	631
James R. Nichols (3)	7,294	-	16,226
William A. Percy, II (4)	4,150	-	5,054
Mark T. Savoff	452	44,532	219
Richard J. Smith	7,396	292,937	60,262
W. J. Tauzin	700	-	493
Gary J. Taylor	1,270	154,831	8,562
Steven V. Wilkinson	1,855	-	2,027
All directors and executive
officers as a group	80,071	2,773,249	344,310

(1)	The number of shares of common stock owned by each individual and by all directors and executive officers as a group does not exceed one percent of our outstanding common stock.
(2)

Represents the balances of phantom units each executive officer holds under the defined contribution restoration plan and the deferral provisions of the EOP. These units will be paid out in either common stock or cash equivalent to the value of one share of common stock per unit on the date of payout, including accrued dividends. The deferral period is determined by the individual and is at least two years from the award of the bonus. For non-employee directors, the phantom units are issued under the Service Recognition Program for Outside Directors. All non-employee directors are credited with units for each year of service on the Board.

(3)	Excludes 7,059 shares owned by a charitable foundation that Mr. Nichols controls.
(4)	Includes 1,500 shares deferred by Mr. Percy under our EOP.

AUDIT COMMITTEE REPORT

The Entergy Corporation Board of Directors' Audit Committee comprises four independent directors. All members meet the independence criteria as defined by the NYSE. During 2006, the Audit Committee complied with its written Charter, as adopted by the Board of Directors. The Charter, which was most recently revised in January 2004, is available on Entergy's website.

The Audit Committee is responsible for overseeing Entergy's accounting and financial reporting processes and audits of Entergy's financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Entergy's financial statements and reports, Entergy's internal auditors, as well Entergy's independent registered public accounting firm, Deloitte & Touche LLP (Deloitte & Touche) which is responsible for expressing an opinion on the conformity of Entergy's audited financial statements to generally accepted accounting principles.

The Committee held 13 meetings during 2006. The meetings were designed to facilitate and encourage private communication between the Committee and management, the internal auditors, and Deloitte & Touche. During these meetings, the Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche. The Committee also received and discussed written communications from both management and Deloitte & Touche regarding internal controls over financial reporting as required by the Public Company Accounting Oversight Board's Auditing Standard No. 2, "An Audit of Internal Control over Financial Reporting Performed in Conjunction with an Audit of Financial Statements," and applicable SEC rules.

The discussions with Deloitte & Touche also included the matters required by the standards of the Public Company Accounting Oversight Board (United States), Statements on Auditing Standards (SAS) No. 61, "Communication with Audit Committees," as modified or supplemented. The Audit Committee received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board No. 1, Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche its independence. Deloitte & Touche provides no internal audit services for Entergy and the Audit Committee has concluded that non-audit services provided by Deloitte & Touche are compatible with maintaining its independence.

Based on the above-referenced reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Entergy's Annual Report on Form 10-K.

The Audit Committee of the Entergy Corporation Board of Directors:
Steven V. Wilkinson, Chair	Stuart L. Levenick
Simon D. deBree	James R. Nichols

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

A representative of Deloitte & Touche LLP will be present at the meeting and will be available to respond to appropriate questions by shareholders and will be given an opportunity to make a statement if the representative desires to do so.

Aggregate fees billed to Entergy Corporation and its subsidiaries for the years ended December 31, 2006 and 2005 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche"), which includes Deloitte Consulting were as follows:
	2006	2005

Audit Fees	$6,128,113	$6,020,500
Audit-Related Fees (a)	299,319	232,000

Total audit and audit-related fees	6,427,432	6,252,500
Tax Fees (b)	39,891	118,684
All Other Fees	-	-

Total Fees (c)	$6,467,323	$6,371,184

__________________

(a)	Includes fees for employee benefit plan audits, consultation on financial accounting and reporting, and other attestation services.
(b)	Includes fees for tax return review and tax compliance assistance.
(c)	100% of fees paid in 2006 and 2005 were pre-approved by the Entergy Corporation Audit Committee.

Entergy Audit Committee Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee has adopted the following guidelines regarding the engagement of Entergy's independent auditor to perform services for Entergy:
1.

The independent auditor will provide the Audit Committee, for approval, an annual engagement letter outlining the scope of services proposed to be performed during the fiscal year, including audit services and other permissible non-audit services (e.g. audit related services, tax services, and all other services).

2.

For other permissible services not included in the engagement letter, Entergy management will submit a description of the proposed service, including a budget estimate, to the Audit Committee for pre-approval. Management and the independent auditor must agree that the requested service is consistent with the SEC's rules on auditor independence prior to submission to the Audit Committee. The Audit Committee, at its discretion, will pre-approve permissible services and has established the following additional guidelines for permissible non-audit services provided by the independent auditor:
  Aggregate non-audit service fees are targeted at fifty percent or less of the approved audit service fee.
  All other services should only be provided by the independent auditor if it is the only qualified provider of that service or if the Audit Committee specifically requests the service.

3.	The Audit Committee will be informed quarterly as to the status of pre-approved services actually provided by the independent auditor.
4.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Audit Committee Chair or its designee the authority to approve permissible services and fees. The Audit Committee Chair or designee will report action taken to the Audit Committee at the next scheduled Audit Committee meeting.

5.	The Vice President and General Auditor will be responsible for tracking all independent auditor fees and will report quarterly to the Audit Committee.

MATTERS REQUIRING SHAREHOLDER ACTION

ITEM 1 - Election of Directors

At our Annual Meeting, 12 people will be elected as members of the Board of Directors, each for a one-year term, and until their respective successors are duly elected and qualified or until their earlier resignation or removal. The Corporate Governance Committee of the Board of Directors has nominated the 12 people listed below for election at the Annual Meeting. Each nominee is currently serving as a director of the Company.

Majority Voting in Director Elections. In January 2007, Our Board of Directors approved an amendment to the Company's Bylaws to require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted "for" a director must exceed the number of votes cast "against" that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board of Directors as a "holdover director." However, under our Corporate Governance Guidelines, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Corporate Governance Committee would then make a recommendation to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Corporate Governance Committee's recommendation and will publicly disclose its decision and, if the resignation is rejected, the rationale behind its decision within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board of Directors' decision.

Each director is elected annually to serve until the next annual meeting or until his or her successor is elected. There are no family relationships among our executive officers and directors. All of the nominees have indicated that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the twelve persons recommended by the Board of Directors.

Certain information with respect to each nominee appears on the following pages, including age, period served as a director, position (if any) with the Company, business experience and directorships of other publicly-owned corporations (if any). Ages are as of December 31, 2006.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH DIRECTOR.

2007 NOMINEES FOR THE BOARD OF DIRECTORS

MAUREEN SCANNELL BATEMAN                         Age 63                     Director Since 2000
Boston, Massachusetts
    Partner, Holland & Knight LLP (legal services) since 2004
    Former Special Senior Counsel, Bank of America Corporation (banking and financial services), 2003-2004
    Former Executive Vice President and General Counsel of State Street Corporation (administrative and financial services for institutional investors)
    Former Managing Director and General Counsel of United States Trust Company of New York (trust and investment advisory services)
    Director of Boston Bar Foundation; member of the Board of Overseers of the Boston Symphony Orchestra; Fellow of the American Bar Association; Trustee-Fellow of Fordham University; and Treasurer of Fordham Law Alumni Trustees

W. FRANK BLOUNT                                                     Age 68                 Director Since 1987
Atlanta, Georgia
    Chairman & Chief Executive Officer of TTS Management Corp. (management services) since 2004
    Chairman & Chief Executive Officer of JI Ventures, Inc. (high-tech venture capital fund)
    Former Chairman & Chief Executive Officer of Cypress Communications, Inc. (in-building integrated communications supplier)
    Former Chief Executive Officer and Director of Telstra Communications Corporation (Australian telecommunications company)
    Former Group President of AT&T Inc.
    Director of Caterpillar, Inc., Alcatel-Lucent S.A., Adtran, Inc., and Hanson PLC
    Member of Advisory Board of China Telecom Corporation Limited
    Board of Trustees of Georgia State University

SIMON D. deBREE                                                         Age 69                 Director Since 2001
The Netherlands

    Retired Director and Chief Executive Officer of Royal DSM N.V. (chemicals, polymers, life science products)
    Former Chairman of the Supervisory Board of Stork N.V.
    Former Chairman of the Supervisory Boards of Koninklijke Boskalis Westminster N.V. and Parenco B.V.
    Commissioner of the Fondation de la Maison de la Chimie
    Former President of the Association of Petrochemicals Producers in Europe and the European Chemical Industry Council
    Former Vice President of the Association of Plastics Manufacturers in Europe
    Former Board Member of the Dutch-German Chamber of Commerce
    Former Member of the Advisory Council of the Dutch and Japanese Trade Federation
    Member of the Board of Siemens Nederland N.V.

GARY W. EDWARDS                                                     Age 65                 Director Since 2005
Houston, Texas
    Presiding Director of the Board of Directors of Entergy Corporation (since October 2006)
    Former Senior Executive Vice President of Conoco Inc. (1999-2001); Former Executive Vice President of Conoco Inc. (1991-1999); Former Senior Vice President of DuPont (1991-1999)
    Director of Sunoco Logistics
    Director of The Methodist Hospital, Houston, Texas
    Director Emeritus of Yellowstone Park Foundation
    Trustee of Kansas State University Foundation
    Member of Advisory Board of Compass Partners, LLP, New York (investment banking firm)
    Member of Advisory Board of Theatre Under the Stars, Houston, Texas

ALEXIS M. HERMAN                                                     Age 59                 Director Since 2003
McLean, Virginia
    Chair and Chief Executive Officer of New Ventures, Inc. (corporate consultants) since 2001
    Director of Cummins, Inc., Presidential Life Insurance Company and MGM Mirage
    Chair, Task Force for Human Resources of The Coca-Cola Company
    Chair, Diversity Advisory Board of Toyota Motor Sales, U.S.A., Inc.
    Former Secretary of Labor of the United States of America
    Former White House Assistant to the President of the United States of America
    Director of Xavier University of Louisiana, National Urban League, Leon H. Sullivan Foundation, George Meany National Labor College, USA Football, and Bush-Clinton Katrina Fund
    Chair, Sodexho Business Advisory Board

DONALD C. HINTZ                                                     Age 63                 Director Since 2004
Punta Gorda, Florida

    Former President, Entergy Corporation and Entergy Services, Inc.
    Former President and Chief Executive Officer of Entergy Operations, Inc.
    Former President and Chief Operating Officer of System Energy Resources, Inc.
    Director of Ontario Power Generation Inc.
    Director of Electric Power Research Institute Board
    Member of International Technical Advisory Board of Nuclear Electric Insurance Limited
    Vice President/President-Elect of the American Nuclear Society

J. WAYNE LEONARD                                                 Age 56                 Director Since 1999
New Orleans, Louisiana
    Chief Executive Officer of Entergy Corporation and Entergy Services, Inc.
    Chief Operating Officer, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., and Entergy New Orleans, Inc., March-December, 1998
    Former President, Cinergy Capital & Trading, Inc.
    Former President, Energy Commodities Business Unit of Cinergy Corp.
    Former Group Vice President and Chief Financial Officer of Cinergy Corp.
    Director, Tidewater, Inc.
    Director, Edison Electric Institute
    Director, National D-Day Museum Foundation
    Trustee, United Way of Greater New Orleans

STUART L. LEVENICK                                               Age 53                 Director Since 2005
Peoria, Illinois

    Group President and Executive Office Member of Caterpillar Inc.
    Director of W. W. Grainger, Inc., (distributes facility maintenance products)
    Director of Advisory Board, Commerce Bank
    Director of U.S.-China Business Council
    Director of Heartland Partnership, Peoria, Illinois
    Director of United Way, Peoria Illinois
    Member of U.S.-Japan Business Council

JAMES R. NICHOLS                                                     Age 68                 Director Since 1986
Boston, Massachusetts
    Partner, Nichols & Pratt, LLP (family trustees), Attorney and Chartered Financial Analyst
    Partner, Nichols & Pratt Advisors (registered investment adviser)
    Life Trustee of the Boston Museum of Science

WILLIAM A. PERCY, II                                                 Age 67                 Director Since 2000
Greenville, Mississippi
    Chairman and Chief Executive Officer of Greenville Compress Company (commercial warehouse and real estate)
    Chairman of Enterprise Corporation of the Delta (a non-profit economic development corporation)
    Former Partner of Trail Lake Enterprises (cotton farm and gin)

W. J. "BILLY" TAUZIN                                                 Age 63                     Director Since 2005
Washington, DC

    President and CEO, Pharmaceutical Research and Manufacturers of America (PhRMA) (trade association)
    Former United States Congressman for the State of Louisiana (1980-2005)
    Director of Louisiana Health Care Group, Inc.

STEVEN V. WILKINSON                                             Age 65                     Director Since 2003
Watersmeet, Michigan
    Retired Audit Partner, Arthur Andersen LLP (international public accounting firm)
    Director, Cabot Microelectronics Corporation
    Director, Blackburn College

ITEM 2 - Ratification of Selection of Deloitte & Touche LLP as Independent Registered Public Accountants for 2007

The Audit Committee annually reviews the qualifications, performance and independence of the Company's independent auditors in accordance with regulatory requirements and guidelines and evaluates whether to change the Company's independent auditors.

Based on this review, the Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the Company's annual audit for 2007. Deloitte & Touche LLP has served as the Company's independent auditors since 2001. Although shareholder approval is not required for the appointment of Deloitte & Touche LLP, the Board and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request the shareholders to ratify the selection of Deloitte & Touche LLP as our independent auditors. Ratification requires the affirmative vote of a majority of the shares entitled to vote on, and voted for or against, the matter, represented in person or by proxy at the Annual Meeting. If the shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment. However, even if the appointment is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they wish. They will be available to respond to questions from shareholders at the meeting.

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP.

ITEM 3 - Shareholder Proposal Relating To Political Contribution Policy

The Office of the Comptroller of New York City, in its capacity as the custodian and trustee of the New York City Employees' Retirement System, the New York City Teachers' Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund and custodian of the New York City Board of education Retirement System (collectively, the "Funds"), has advised us that it plans to introduce the following resolution. The Funds are the record holders of 676,687 shares of our Common Stock.

RESOLVED: That the shareholders of Entergy Corporation (the "Company") hereby request that the Company provide a report updated semi-annually, disclosing the Company's:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds;

2. Monetary and non-monetary political contributions and expenditures not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a) An accounting of the Company's funds that are used for political contributions or expenditures as described above;

b) Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and,

c) The internal guidelines or policies, if any, governing the Company's political contributions and expenditures.

This report shall be presented to the board of directors' audit committee or other relevant oversight committee, and posted on the Company's Website: to reduce costs to shareholders.

SUPPORTING STATEMENT

As long-term shareholders of Entergy, we support policies that apply transparency and accountability to corporate spending on political activities. Such disclosure is consistent with public policy and in the best interest of the Company's shareholders.

Company executives exercise wide discretion over the use of corporate resources for political activities. These decisions involve political contributions with corporate funds, called "soft money," and payments to trade associations and related groups that are used for political activities. Most of these expenditures are not publicly disclosed. Company soft money contributions have not been uncovered in 2003-04, the last fully reported election cycle. However, Entergy's payments to trade associations used for political activities are undisclosed and unknown. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate. The result: shareholders and, in many cases, management do not know how trade associations use their company's money politically. The proposal asks the Company to disclose its political contributions and payments to trade associations and other tax exempt organizations.

Absent a system of accountability, company assets can be used for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. Relying on publicly available data does not provide a comp1ete picture of the Company's political expenditures. The Company's Board and its shareholders need complete disclosure to be able to fully evaluate the political use: of corporate assets. Thus, we urge your support FOR this critical governance reform.

The Board of Directors recommends that you vote AGAINST this proposal for these reasons:

Political contributions, where permitted, are an important part of the legislative process. The Company is subject to legislation that significantly affects its operations. It is important that the Company participate in the political process to protect your interests as shareholders. The Company participates in the political process by contributing prudently to state and local candidates and by contributing to political organizations when such contributions advance the Company's business objectives and the interests of our shareholders. In making such contributions, the Company is committed to complying with campaign finance and lobbying laws.

No Company funds, by law, are expended to make Federal political contributions. Federal law has long prohibited corporate contributions to Federal candidates or their political committees. With the enactment of the Bi-Partisan Campaign Finance Reform Act of 2002 (known as the "McCain Feingold Act"), corporate contributions to Federal political parties and Leadership Committees are also prohibited.

As to state and local contributions, state laws determine when and under what circumstances political contributions are permissible. Moreover, a number of states in which the Company operates have extensive reporting requirements. These rules, in general, are applicable to all participants in the political process. This proposal, on the other hand, would impose a set of rules only on Entergy.

This proposal would have the Company prepare an expensive, time-consuming report. The requirement to prepare such a report would be applicable only to the Company and not to our competitors or to other participants in the political process. The Board believes that any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, not just to the Company as the proponent asks.

ITEM 4 - Shareholder Proposal Relating to Limitations on Management Compensation

Mr. Robert D. Morse, 212 Highland Avenue, Moorestown, NJ 08057-2717, a record owner of 1,009 shares of our common stock, has advised us that he plans to introduce the following proposal:

"PROPOSAL

I, Robert D. Morse, of 212 Highland Avenue, Moorestown, NJ 08057-2717, owner of $2,000.00 or more in Entergy Services, Inc. stock request the Board of Directors to take action regarding remuneration to any of the top five persons named in Management be limited to $500,000.00 per year, plus any nominal perks {i.e.: company car use, club memberships]  This program is to be applied after any existing programs now in force for options, bonuses, SAR's, etc., plus if any severance contracts in effect, are completed, which I consider part of the remuneration programs.

This proposal does not affect any other personnel in the company and their remuneration programs.

REASONS

The limit of one half million dollars in remuneration is far above that needed to enjoy an elegant life-style.  There is little or no information provided in the Proxy showing actual accomplishments, only that certain levels have been achieved.  These funds might better be applied to the shareowners benefit.  The savings in elimination of personnel needed to process all previous programs could be tremendous.

Thank you, and please vote "YES" for this Proposal. It is for YOUR benefit!"

The Board of Directors recommends that you vote AGAINST this proposal for these reasons:

The Board believes that adoption of this proposal would severely limit our ability to attract, retain, motivate and reward executives who can contribute to our long-term success and thereby build value for our shareholders. We must be able to offer integrated compensation programs that are competitive with comparable companies, align the economic interests of executives with our shareholders and tie compensation to both individual and company performance.

The Personnel Committee, which is comprised entirely of independent directors, recognizes its responsibility to structure executive compensation in a manner that is in our shareholders' best interests. The Personnel Committee and the Board devote significant time and effort to assessing the performance of our Chief Executive Officer and our other senior executives.  In designing compensation packages for these officers, the Personnel Committee considers, among other things, our goals and objectives, corporate and individual performance, relative shareholder return and the compensation paid to senior executives at our peer companies.  The Compensation Discussion and Analysis included on page 14 of this Proxy Statement further explains the compensation program for our Named Executive Officers.  The Board believes that it is ultimately in our shareholders' best interest that this program not be subject to the limitations reflected in this proposal.

SHAREHOLDER PROPOSALS FOR 2008 MEETING

For a shareholder proposal to be included in the proxy statement for our next annual meeting, the proposal must be received by the Company at its principal offices no later than November 20, 2007. Also, under our By-laws, shareholders must give advance notice of nominations for director or other business to be addressed at the meeting not later than the close of business on March 5, 2008 and not earlier than February 9, 2008.

By order of the Board of Directors,

/s/ J. Wayne Leonard

J. Wayne Leonard
Chairman of the Board and Chief Executive Officer
Dated: March 19, 2007

ENTERGY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS, MAY 4, 2007

The undersigned hereby appoints J. Wayne Leonard, Gary W. Edwards and Alexis M. Herman, jointly and severally, as attorneys and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote on behalf of the undersigned all of the shares of Common Stock of Entergy Corporation that the undersigned is entitled in any capacity to vote if personally present at the 2007 Annual Meeting of Shareholders to be held on May 4, 2007, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting their shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

(Continued, and to be marked, dated and signed, on the other side.)

Address Change/Comments (Mark the corresponding box on the reverse side.)

FOLD AND DETACH HERE

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Mark Here for Address Change or Comments. PLEASE SEE REVERSE SIDE					□
The Board of Directors recommends a vote "FOR" Item 1.
1) Election of Directors	FOR □	AGAINST □	ABSTAIN □
1a. M. S. Bateman 1b. W. F. Blount 1c. S. D. deBree 1d. G. W. Edwards 1e. A. M. Herman 1f. D. C. Hintz 1g. J.W. Leonard	1h. S. L. Levenick 1i. J.R. Nichols 1j. W.A. Percy, II 1k. W. J. Tauzin 1l. S. V. Wilkinson
The Board of Directors recommends a vote "FOR" Item 2.
2) Ratification of selection of independent registered public accountants for 2007.				FOR □	AGAINST □	ABSTAIN □
The Board of Directors recommends a vote "AGAINST" Items 3 and 4.
3) Shareholder proposal relating to political contribution policy.				FOR □	AGAINST □	ABSTAIN □
4) Shareholder proposal relating to limitations on management compensation.				FOR □	AGAINST □	ABSTAIN □

Signature_____________________	Signature_____________________	Dated__________, 2006

Sign exactly as imprinted (do not print). If shares are held jointly, EACH holder should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer's title.

FOLD AND DETACH HERE

We encourage you to take advantage of Internet or telephone voting, both are available 24 hours a day, 7 days a week.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet and telephone voting is available through 11:59 PM Eastern Time on Tuesday, May 1, 2007 for shares held in the Savings Plans and through 11:59 PM Eastern Time on Thursday, May 3, 2007 for all other shares.

Internet http://www.proxyvoting.com/etr Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You may view the Annual Report and Proxy Statement on the Internet at:
 http://www.entergy.com/investor_relations/2006_publications.aspx